Exhibit 10.1

Execution Copy

REVOLVING CREDIT

AGREEMENT

Dated as of July 11, 2006

between

KRONOS INCORPORATED

and

CITIZENS BANK OF MASSACHUSETTS

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v

Exhibits

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Guarantee
Exhibit E	Form of Stock Pledge Agreement

Schedules

Schedule 1	Definitions Applicable to LIBOR Advantage Loans
Schedule 7.1	Subsidiaries
Schedule 7.3	Title to Properties; Leases
Schedule 7.7	Litigation
Schedule 7.17	Environmental Compliance
Schedule 7.18	Subsidiaries Etc.
Schedule 9.1	Existing Indebtedness
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments

i

REVOLVING CREDIT

AGREEMENT

This REVOLVING CREDIT AGREEMENT is made as of July 11, 2006 by and among KRONOS INCORPORATED (the “Borrower”), a Massachusetts corporation having its principal place of business at 297 Billerica Road, Chelmsford, Massachusetts 01824, and CITIZENS BANK OF MASSACHUSETTS.

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Affiliate. Any Person which, directly or indirectly, controls, is controlled by or is under common control with the Borrower. “Control” of the Borrower means the power, directly or indirectly, (a) to vote ten percent (10%) or more of the Capital Stock (on a fully diluted basis) of the Borrower having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) to direct or cause the direction of the management and policies of the Borrower (whether by contract or otherwise).

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Applicable Margin. The following percentage per annum set forth opposite the applicable range within which the Borrower’s most recently reported Funded Debt to EBITDA Ratio is located:

Funded Debt to EBITDA Ratio	Percentage
> 1.75:1.00	1.50%
1.25:1.00 to < 1.75:1.00	1.25%
0.75:1.00 to < 1.25:1.00	1.00%
<0.75:1.00	0.75%

Assignment and Acceptance. An assignment and acceptance entered into by the Lender and an Eligible Assignee (with the consent of any party whose consent is required by §14.2), in substantially the form of Exhibit C.

Balance Sheet Date. March 30, 2006.

Borrower. As defined in the preamble hereto.

Business Day. As applicable:

(a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts;

(d) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and

(e) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.

Capitalized Leases. Leases under which a Person or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

CERCLA. See §7.17.

Change of Control Either of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 30% or more of the issued and outstanding shares of capital stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

Closing Date. The first date on which the conditions set forth in §11 have been satisfied.

Closing Fee. See §5.1.

Code. The Internal Revenue Code of 1986.

Commitment Fee. See §2.2.

Compliance Certificate. See §8.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Debt Service. With respect to any fiscal period, the consolidated current obligations of Borrower and its Subsidiaries with respect to Consolidated Total Funded Debt including Consolidated Total Interest Expense for such fiscal period, but not including current principal obligations under this Agreement, in each case all as determined in accordance with GAAP.

Consolidated EBIT. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income of Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Consolidated Net Income (or Deficit) and without duplication, (i) income tax expense for such period, plus (ii) Consolidated Total Interest Expense paid or accrued during such period, plus (iii) any non-cash stock option expense recorded pursuant to Financial Accounting Standard 123R, in each case all as determined in accordance with GAAP.

Consolidated EBITDA. With respect to any fiscal period, an amount equal to the sum of (a) Consolidated Net Income of Borrower and its Subsidiaries for such fiscal period, plus (b) in each case to the extent deducted in the calculation of such Consolidated Net Income (or Deficit) and without duplication, (i) depreciation and amortization for such period, plus (ii) income tax expense for such period, plus (iii) Consolidated Total Interest Expense paid or accrued during such period, plus (iv) any non-cash stock option expense recorded pursuant to Financial Accounting Standard 123R, in each case all as determined in accordance with GAAP.

Consolidated Net Income (or Deficit). With respect to any fiscal period, the consolidated net income (or deficit) of such Person and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP, and after eliminating therefrom all extraordinary nonrecurring items of income or loss (and related tax effects).

Consolidated Operating Cash Flow. With respect to any fiscal period, an amount equal to the Consolidated EBITDA for such fiscal period less (a) cash taxes paid, (b) capital expenditures including capitalized software costs and (c) expenditures for stock repurchases, plus (d) the aggregate amount received for stock sold, in each case all as determined in accordance with GAAP.

Consolidated Total Funded Debt. With respect to any fiscal period, without duplication, all Indebtedness of Borrower and its Subsidiaries for borrowed money, whether or not evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capital Lease Obligations, and also including Indebtedness consisting of guaranties of such Indebtedness of other Persons.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by Borrower and its Subsidiaries during such period on all Indebtedness of Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease, and including premium payments, debt discounts, commitment fees, agency fees, facility fees, balance deficiency fees and similar charges, fees or expenses in connection with the borrowing of money.

Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Default. An event that but for the giving of notice or the lapse of time or both would be an Event of Default.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of Capital Stock of the Borrower; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose) other than where the consideration is solely in shares of the Borrower’s Capital Stock; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower, other than distributions solely in the form of shares of Capital Stock of the Borrower.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Lending Office. Initially, the Lender’s Office; thereafter, such other office of the Lender, if any, located within the United States that will be making or maintaining Prime Rate Loans.

Domestic Subsidiary. Any Subsidiary which is not a Foreign Subsidiary.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

Eligible Assignee. Either a Financial Affiliate of Lender or any other Person (other than a natural person) approved by the Lender and consented to by the Borrower, such consent not to be unreasonably withheld.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See §7.17.

EPA. See §7.17(a).

Equity Issuance. The sale or issuance by the Borrower or any of the Guarantors of any of its Capital Stock (other than any such sale to the Borrower or any of its Subsidiaries).

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Event of Default. See §13.1.

Fees. Collectively, the Commitment Fee, the Letter of Credit Fees and the Closing Fee.

Financial Affiliate. A Subsidiary of the bank holding company controlling the Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Foreign Subsidiary. Any Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than the United States of America and the States (or the District of Columbia) thereof.

Funded Debt to EBITDA Ratio. See §10.1.

GAAP or generally accepted accounting principles. (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time (but subject to the immediately following sentence regarding Accounting Changes), and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general (including with respect to financial statements required to be delivered hereunder), other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of “GAAP” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied. In the event any “Accounting Changes” (as defined below) shall occur after the Closing Date, and such changes affect financial covenants (or related definitions) in this Credit Agreement, then the Borrower and the Lender agree to enter into negotiations in order to amend such provisions of this Credit Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Borrower shall be the same as if such Accounting Changes had not been made, and until such time as such an amendment shall have been executed and delivered by the Borrower and the Lender, (a) all financial covenants (and related definitions) in this Credit Agreement shall be calculated and/or construed as if such Accounting Changes had not been made, and (b) the Borrower shall prepare footnotes to the financial statements required to be delivered hereunder that show the differences between the financial statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). “Accounting Changes” means: (x) changes in accounting principles required by GAAP and implemented by the Borrower and (y) changes in accounting principles recommended by the Borrower’s certified public accountants.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, certificate of formation, or, as the case may be, certificate of limited partnership, its by-laws, operating agreement or, as the case may be, partnership agreement or other constitutive documents.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantees. Collectively, (a) the Guarantee, dated or to be dated on or prior to the Closing Date made by the Guarantors in favor of the Lender, and (b) the Guarantees dated as of the date required by §8.14 hereof in favor of the Lender, and in each case in substantially the form of Exhibit D hereto.

Guarantors. Collectively, (a) each Material Subsidiary of the Borrower existing on the Closing Date that is a Domestic Subsidiary, and (c) each other Domestic Subsidiary of the Borrower which is required to be or become a Guarantor from time to time pursuant to §8.14. Each such Person shall be a party to a Guarantee.

Hazardous Substances. See §7.17(a).

Hedging Contracts. Interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between the Borrower and the Lender and designed to protect the Borrower against fluctuations in interest rates or currency exchange rates.

Hedging Obligations. With respect to the Borrower, all liabilities of the Borrower to the Lender under Hedging Contracts.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication: (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements under which the Person has a repurchase obligation but excluding trade accounts payable, letters of credit issued in favor of trade creditors or accrued liabilities arising in the ordinary course of business), (e) every obligation of such Person under any Capitalized Lease, (f) every obligation of such Person under any Synthetic Lease, (g) all sales by such Person of (i) accounts or general intangibles for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, in each case constituting a financing arrangement, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (h) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock issued by such Person or any rights measured by the value of such Capital Stock, (i) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”), (j) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law, (k) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (a) through (j) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (ii) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrower or any of its wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (k) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Interest Payment Date. (a) As to any Prime Rate Loan, the last day of the fiscal quarter with respect to interest accrued during such fiscal quarter, including, without limitation, the fiscal quarter which includes the Drawdown Date of such Prime Rate Loan; and (b) as to any LIBOR Rate Loan, having an Interest Period of three months or less, the last Business Day of such Interest Period, and as to any LIBOR Rate Loan having an Interest Period longer than three months, each Business Day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

Interest Period. Relative to any Prime Rate Loan, the period commencing on the Drawdown Date and ending on the last day of the fiscal quarter, and relative to any LIBOR Rate Loan:

(i) initially, the period beginning on (and including) the Drawdown Date and ending on (but excluding) the day which numerically corresponds to such date one, two, three, six, nine, or twelve months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to §2.6 or 2.7; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan and ending one, two, three, six, nine, or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Lender not less than two Business Days prior to the last day of the then current Interest Period with respect thereto;

provided, however, that

(a) the Borrower shall not be permitted to select Interest Periods to be in effect at any one time which have expiration dates occurring on more than three different dates;

(b) Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;

(c) Interest Periods for LIBOR Rate Loans in connection with which Borrower has or may incur Hedging Obligations with the Lender shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;

(d) if such Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such Interest Period shall end on the first preceding Business Day; and

(e) no Interest Period may end later than the termination of this Agreement.

Investment Policy Guidelines. The “Investment Policy” of the Borrower as in effect on the Closing Date, a copy of which has been delivered to the Lender.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guarantees (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Leased Real Estate. See §7.17.

Lender. Citizens Bank of Massachusetts and any other Person who becomes an assignee of any rights and obligations of Lender pursuant to §14.

Lender’s Office. The Lender’s office located at 28 Street, Boston, Massachusetts 02110, or at such other location as the Lender may designate from time to time.

Lender’s Special Counsel. Foley Hoag LLP or such other counsel as may be approved by the Lender.

Letter of Credit. See §4.1.1.

Letter of Credit Application. See §4.1.1.

Letter of Credit Fee. See §4.6.

LIBOR Advantage Loan. Any Loan the rate of interest applicable to which is based upon the LIBOR Rate and computed as set forth in §2.5(iii); provided that except as set forth in §§2.5(iii) and 2.6, all provisions of this Agreement regarding LIBOR Rate Loans shall apply to any LIBOR Advantage Loan.

LIBOR Lending Office. Initially, the Lender’s Office; thereafter, such other office of the Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Lending Rate. Relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR Lending Rate	=	LIBOR Rate
(1.00 - LIBOR Reserve Percentage)

LIBOR Rate. Relative to any Interest Period for LIBOR Rate Loans, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such Interest Period.

LIBOR Rate Loan. Any Loan the rate of interest applicable to which is based upon the LIBOR Rate.

LIBOR Rate Loan Prepayment Fee. See §3.3.2.

LIBOR-Reference Banks Loan. Any Loan the rate of interest applicable to which is based upon the LIBOR-Reference Banks Rate.

LIBOR-Reference Banks Lending Rate. Relative to a LIBOR-Reference Banks Rate Loan for any Interest Period, a rate per annum determined pursuant to the following formula:

LIBOR-Reference Banks Lending Rate	=	LIBOR-Reference Banks Rate
(1.00 - LIBOR Reserve Percentage)

LIBOR-Reference Banks Rate. Relative to any Interest Period for LIBOR-Reference Banks Loans, the rate for which deposits in U.S. Dollars are offered by the Reference Banks to prime banks in the London interbank market in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan at approximately 11:00 a.m., London time on the day that is two London Banking Days prior to the beginning of such Interest Period. The Lender will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the rate for such date will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for such date will be the arithmetic mean of the rates quoted by major banks in New York City selected by the Lender, at approximately 11:00 a.m. New York City time for loans in U.S. Dollars to leading European banks for such Interest Period and in an amount approximately equal to the amount requested LIBOR-Reference Banks Loan.

LIBOR Reserve Percentage. Relative to any day of any Interest Period for LIBOR Rate Loans, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time and then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such Interest Period.

Lien. Any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement), any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing.

Loans. Revolving credit loans made or to be made by the Lender to the Borrower pursuant to §2.

Loan Documents. This Credit Agreement, the Revolving Credit Note, the Letter of Credit Applications, the Letters of Credit, the Stock Pledge Agreements and the Guarantees.

Loan Maturity Date. July 11, 2009.

London Banking Day. A day on which dealings in US dollar deposits are transacted in the London interbank market.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, financial condition, assets, operations or income of the Borrower and its Subsidiaries, taken as a whole;

(b) a material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their Obligations under any of the Loan Documents; or

(c) any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents or any material impairment of the rights, remedies or benefits available to the Lender under any Loan Document.

In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

Material Subsidiary. As of any date of determination, all Domestic Subsidiaries and any direct Foreign Subsidiary with assets the aggregate book value of which (excluding intercompany receivables or Indebtedness owing by the Borrower or any other Subsidiary to such Subsidiary and any other Investments by such Subsidiary in the Borrower or any other Subsidiary) equals or exceeds eight percent (8%) of the then current book value of the aggregate assets of the Borrower and its Subsidiaries; provided that the aggregate book value of the assets of all Foreign Subsidiaries that are not Material Subsidiaries (excluding intercompany receivables or Indebtedness owing by the Borrower or any other Subsidiary to such Subsidiaries and any other Investments by such Subsidiaries in the Borrower or any other Subsidiary) (the “Foreign Sub Book Value”) shall not equal or exceed twenty percent (20%) of the then current book value of the aggregate assets of the Borrower and its Subsidiaries (the “Limit”), and provided, further, that if the Foreign Sub Book Value shall exceed the Limit, the Borrower shall promptly designate such additional Foreign Subsidiaries to be deemed “Material Subsidiaries” as necessary in order to adhere to the Limit. A direct Foreign Subsidiary that is a Material Subsidiary at any date pursuant to this definition shall continue to be or be deemed to be a Material Subsidiary at all times thereafter, without regard to the results of any future re-determination pursuant to this definition.

Maximum Drawing Amount. The maximum aggregate available amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

New Domestic Subsidiary. See §8.14.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to the Lender, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, in each case arising or incurred under this Credit Agreement or any of the other Loan Documents or any Hedging Agreement or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Revolving Credit Note, Letter of Credit Applications, Letters of Credit, or other instruments at any time evidencing any thereof.

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Owned Real Estate. See §7.17.

Participant. See §14.3.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens permitted by §9.2.

Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Prime Rate. The rate of interest announced by the Lender in Boston, Massachusetts from time to time as its “Prime Rate.” The Borrower acknowledges that the Lender may make loans to its above, at or below the Prime Rate. Interest accruing by reference to the Prime Rate shall be calculated on the basis of actual days elapsed and a 360-day year.

Prime Rate Loans. Loans bearing interest calculated by reference to the Prime Rate.

RCRA. See §7.17(a).

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Loan referred to in such Revolving Credit Note.

Reference Banks. Four major banks in the London interbank market.

Reimbursement Obligation. The Borrower’s obligation to reimburse the Lender on account of any drawing under any Letter of Credit as provided in §4.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Restricted Payment. In relation to the Borrower and its Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrower or its Subsidiaries to the Borrower’s shareholders (or other equity holders), or to any Affiliate of the Borrower or any Subsidiary or any Affiliate of the Borrower’s shareholders (or other equity holders), in each case with respect to any Capital Stock of the Borrower (other than a payment or prepayment made solely with the Borrower’s Capital Stock), (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such

Derivatives Counterparty as a result of any change in market value of any Capital Stock of the Borrower, or (d) payment in respect of any phantom stock plan or similar interest.

Revolving Credit Note. See §2.4.

SARA. See §7.17(a).

S&P. Standard & Poor’s Ratings Group.

Special Material Subsidiary. See §8.14.

Special Permitted Acquisition. See §9.5.1.

Standard Permitted Acquisition. See §9.5.1.

Stock Pledge Agreement. Collectively, (a) the Stock Pledge Agreement, dated as of the Closing Date made by Borrower in favor of the Lender, and (b) the Stock Pledge Agreement dated as of the date required by §8.14 hereof in favor of the Lender, and in each case in substantially the form of Exhibit E hereto.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment. The sum of one hundred million dollars ($100,000,000).

Total Outstanding. As of any date of determination, the sum of all Loans outstanding on such date, plus all Unpaid Reimbursement Obligations plus the Maximum Drawing Amount of all issued and outstanding Letters of Credit.

Type. As to any Loan its nature as a Prime Rate Loan or a LIBOR Rate Loan.

Uniform Customs. See §4.1.3.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrower does not reimburse the Lender on the date specified in, and in accordance with, §4.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Lender and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Lender merely on account of the Lender’s involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, the Lender agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Loan Maturity Date upon notice by the Borrower to the Lender given in accordance with §2.6, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to the Total Commitment, minus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in §11 and §12, in the case of the initial Loans to be made on the Closing Date, and §12, in the case of all other Loans, have been satisfied on the date of such request.

2.2. Commitment Fee. The Borrower agrees to pay to the Lender a commitment fee (the “Commitment Fee”) calculated as set forth below on the average daily amount during each calendar quarter or portion thereof from the date hereof to the Loan Maturity Date by which the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the outstanding amount of Loans during such calendar quarter. The Commitment Fee shall be calculated at the rate set forth below opposite the Borrower’s Funded Debt to EBITDA Ratio as of the last day of such calendar quarter:

Funded Debt to EBITDA Ratio	Commitment Fee
> 1.75:1.00	0.300%
1.25:1.00 to < 1.75:1.00	0.250%
0.75:1.00 to < 1.25:1.00	0.200%
< .75:1.00	0.150%

The Commitment Fee shall be payable quarterly in arrears on the 45th day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Loan Maturity Date or any earlier date on which the Total Commitment shall terminate.

2.3. Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time upon five (5) days prior written notice to the Lender, without any penalty or premium, to reduce by $5,000,000 or any integral multiple of $1,000,000 in excess thereof or terminate entirely the Total Commitment. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Lender the full amount of any Commitment Fee then accrued on the amount of the reduction. No reduction or termination of the Total Commitment may be reinstated.

2.4. The Revolving Credit Note. The Loans shall be evidenced by a promissory note of the Borrower in substantially the form of Exhibit A hereto (the “Revolving Credit Note”), dated as of the Closing Date and completed with appropriate insertions. The Revolving Credit Note shall be payable to the order of the Lender in a principal amount equal to the Total Commitment or, if less, the outstanding amount of all Loans made by the Lender, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on the Revolving Credit Note, an appropriate notation reflecting the making of such Loan or (as the case may be) the receipt of such payment.

2.5. Interest on Loans. Except as otherwise provided in §5.10, interest on the outstanding principal amount of any Loan when classified as a: (i) LIBOR Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, (ii) LIBOR-Reference Banks Rate Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR-Reference Banks Lending Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date, (iii) LIBOR Advantage Loan shall accrue during each Interest Period at a rate equal to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin thereto and be payable on each Interest Payment Date and (iv) Prime Rate Loan shall accrue during each Interest Period at a rate equal to the Prime Rate and be payable on each Interest Payment Date. The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

2.6. Requests for Loans. The Borrower shall give to the Lender written notice (or telephonic notice confirmed in writing) of each Loan requested hereunder no less than one (1) Business Day prior to the proposed Drawdown Date of any Prime Rate Loan. Each such notice shall specify (i)

the principal amount of the Prime Rate Loan requested, (ii) the proposed Drawdown Date of such Prime Rate Loan and (iii) the Interest Period for such Loan. By delivering a borrowing request to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan or a LIBOR Advantage Loan be made in a minimum amount of $500,000 and integral multiples of $100,000, with an Interest Period of 30 days. On the terms and subject to the conditions of this Agreement, each LIBOR Rate Loan or LIBOR Advantage Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request. The definitions of certain terms set forth on Schedule 1 hereto shall apply in lieu of the definitions set forth in §1.1 to any LIBOR Advantage Loan made hereunder. Each request for a Loan shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lender on the proposed Drawdown Date.

2.7. Conversion Options.

2.7.1. Continuation and Conversion Elections as to existing LIBOR Rate Loans. By delivering a continuation/conversion notice to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any LIBOR Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan with a different Interest Period, or continued on the last day of an Interest Period as a LIBOR Rate Loan with a similar Interest Period, or converted on the last day of an Interest Period into a Prime Rate Loan, provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans when any Default or Event of Default shall have occurred and be continuing, and no portion of the outstanding principal amount of any LIBOR Rate Loans may be converted to LIBOR Rate Loans of a different duration if such LIBOR Rate Loans relate to any Hedging Obligations. If any Default or Event of Default shall have occurred and be continuing (if the Lender does not otherwise elect to exercise any right to accelerated the Loans that it is granted hereunder), or in the absence of delivery of a continuation/conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current Interest Period with respect thereto, each maturing LIBOR Rate Loan shall automatically be continued as a Prime Rate Loan. On the date on which such conversion is being made the Lender shall take such action as is necessary to transfer such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each request relating to the conversion of a Loan to a LIBOR Rate Loan or the continuation of a LIBOR Rate Loan shall be irrevocable by the Borrower.

2.7.2. Continuation and Conversion Elections regarding Prime Rate Loans. By delivering a conversion notice to the Lender on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $500,000 and integral multiples of $100,000, of any Prime Rate Loan be converted on the last day of an Interest Period into a LIBOR Rate Loan, provided, however, that no portion of the outstanding principal amount of any Prime Rate Loans may be converted to LIBOR Rate Loans when any Default or Event of Default shall have occurred and be continuing.

2.8. Funds for Loans. Upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Lender will make available to the Borrower the aggregate amount of such Loans.

3. REPAYMENT OF THE LOANS.

3.1. Maturity. The Borrower promises to pay on the Loan Maturity Date, and there shall become absolutely due and payable on the Loan Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

3.2. Mandatory Repayments of Loan. If at any time the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time, then the Borrower shall immediately pay the amount of such excess to the Lender for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Lender cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c).

3.3. Optional Repayments of Loans.

3.3.1. General. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 must comply with the provisions of §3.3.2 hereof, but any LIBOR Advantage Loan may be prepaid, in whole or in part, at any time without penalty or premium. The Borrower shall give the Lender, no later than 10:00 a.m. (Boston time), on the Business Day on which the Borrower wishes to effect repayment pursuant to this §3.3 of Prime Rate Loans, specifying the proposed date of payment of such Loans and the principal amount to be paid. Each such partial prepayment of Prime Rate Loans shall be in a minimum principal amount of $500,000 and, if in excess of such amount, in an integral multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment.

3.3.2. LIBOR Rate Loans. LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. The Borrower shall give the Lender, no later than 10:00 a.m., New York City time, at least two (2) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of $100,000 and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans and of all accrued interest on the principal repaid to the date of payment. Borrower acknowledges that prepayment or acceleration of a LIBOR Rate Loan during an Interest Period may result in the Lender’s incurring additional costs, expenses and/or liabilities and that it is extremely difficult and impractical to ascertain the extent of such costs, expenses and/or liabilities. Therefore, all full or partial prepayments of LIBOR Rate Loans shall be accompanied by, and the Borrower hereby promises to pay, on each date a LIBOR Rate Loan is prepaid or the date all sums payable hereunder become due and payable, by acceleration or otherwise, in addition to all other sums then owing, an amount (“LIBOR Rate Loan Prepayment Fee”) determined by the Lender pursuant to the following formula:

(a) the then current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the end of the Interest Period as to which prepayment is made, subtracted from

(b) the LIBOR Lending Rate plus the Applicable Margin applicable to the LIBOR Rate Loan being prepaid.

If the result of this calculation is zero or a negative number, then there shall be no LIBOR Rate Loan Prepayment Fee. If the result of this calculation is a positive number, then the resulting percentage shall be multiplied by the amount of the LIBOR Rate Loan being prepaid. The resulting amount shall be divided by:

(x) 360

and multiplied by:

(y) the number of days remaining in the Interest Period as to which the prepayment is being made.

Said amount shall be reduced to present value calculated by using the referenced United States Treasury securities rate and the number of days remaining on the Interest Period for the LIBOR Rate Loan being prepaid. The resulting amount of these calculations shall be the LIBOR Rate Loan Prepayment Fee.

4. LETTERS OF CREDIT.

4.1. Letter of Credit Commitments.

4.1.1. Commitment to Issue Letters of Credit. Subject to the terms and conditions hereof and the execution and delivery by the Borrower of a letter of credit application on the Lender’s customary form (a “Letter of Credit Application”), the Lender in reliance upon the representations and warranties of the Borrower contained herein, agrees to issue, extend and renew for the account of the Borrower one or more standby or documentary letters of credit (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrower and agreed to by the Lender; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed $10,000,000 at any one time and (b) the Total Outstanding shall not exceed the Total Commitment at such time.

4.1.2. Letter of Credit Applications. Each Letter of Credit Application shall be completed to the reasonable satisfaction of the Lender. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

4.1.3. Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than the date which is fourteen (14) days prior to the Loan Maturity Date. Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision),

International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Lender in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit (the “Uniform Customs”) or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Lender in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

4.2. Reimbursement Obligation of the Borrower. In order to induce the Lender to issue, extend and renew each Letter of Credit, the Borrower hereby agrees to reimburse or pay to the Lender, for the account of the Lender, with respect to each Letter of Credit issued, extended or renewed by the Lender hereunder, (a) except as otherwise expressly provided in §4.2(b) and (c), on each date that any draft presented under such Letter of Credit is honored by the Lender, or the Lender otherwise makes a payment with respect thereto, (i) the amount paid by the Lender under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by the Lender in connection with any payment made by the Lender under, or with respect to, such Letter of Credit, with each drawing under any Letter of Credit, unless otherwise directly reimbursed or paid by the Borrower, to constitute, automatically and without further action by the Borrower a request by the Borrower to the Lender for a borrowing pursuant to §2.6 of a Prime Rate Loan in the amount of such drawing, with the Drawdown Date with respect to such borrowing being the date of such drawing; (b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Lender as cash collateral for all Reimbursement Obligations, and (c) upon the termination of the Total Commitment, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §13, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Lender in an interest bearing account as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Lender at the Lender’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrower under this §4.2 at any time from the date such amounts become due and payable (whether as stated in this §4.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Lender on demand at the rate specified in §5.10 for overdue principal on the Loans.

4.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Lender shall notify the Borrower of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment.

4.4. Obligations Absolute. The Borrower’s obligations under this §4 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender or any beneficiary of a Letter of Credit. The Borrower further agrees with the Lender that the Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under §4.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of the Borrower against the beneficiary of any Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. The Borrower agrees that any action taken or omitted by the Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrower and shall not result in any liability on the part of the Lender to the Borrower. Nothing contained in this §4.4 or §4.5 shall in any manner limit or otherwise affect any claims the Borrower may have against the Lender arising from the gross negligence or willful misconduct of the Lender as the issuer of any Letter of Credit.

4.5. Reliance by Issuer. To the extent not inconsistent with §4.4, the Lender shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lender.

4.6. Letter of Credit Fee. The Borrower shall pay a fee (in each case, a “Letter of Credit Fee”) to the Lender in respect of each Letter of Credit in an amount equal to one and one-quarter percent (1.25%) per annum of the face amount of such Letter of Credit. Such Letter of Credit Fees shall be payable quarterly in arrears on the first day of the calendar quarter for the calendar quarter most recently ended. In respect of each Letter of Credit, the Borrower shall also pay to the Lender at such other time or times as such charges are customarily made by the Lender, the Lender’s customary issuance, amendment, negotiation or document examination and other administrative fees as in effect from time to time.

5. CERTAIN GENERAL PROVISIONS.

5.1. Closing Fee. The Borrower agrees to pay to the Lender on the Closing Date a closing fee of $100,000 (the “Closing Fee”).

5.2. Payments to Lender. All payments of principal, interest, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Lender in Dollars at the Lender’s Office or at such other place that the Lender may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

5.3. Computations. All computations of interest on the Loans and of Fees shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records from time to time shall be prima facie evidence of the amounts owing thereunder.

5.4. LIBOR Rate Lending Unlawful. If the Lender shall determine (which determination shall, upon notice thereof to the Borrower be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender to make, continue or maintain any LIBOR Rate Loan as, or to convert any Loan into, a LIBOR Rate Loan of a certain duration, all LIBOR Rate Loans of such type shall automatically convert into LIBOR-Reference Banks Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion. For purposes of this Agreement, in the event of such a conversion, all LIBOR-Reference Banks Rate Loans shall be treated (except as to interest rate) as equivalent to a LIBOR Rate Loan of similar amount and Interest Period. For greater certainty, all provisions of this Agreement relating to LIBOR Rate Loans shall apply equally to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR-Reference Banks For the avoidance of doubt, in the event of such conversion, all provisions under this Agreement relating to LIBOR Rate Loans shall apply to LIBOR-Reference Banks Loans, including, but not limited to the manner in which LIBOR Rate Loans are requested, continued, converted, the manner in which interest accrues, is payable, principal payments are made, whether voluntary or involuntary, as well as any penalties, increased costs or taxes associated with any of the foregoing.

5.5. Substitute Rate. If the Lender shall have determined that

(a) US dollar deposits in the relevant amount and for the relevant Interest Period are not available to the Lender in the London interbank market;

(b) by reason of circumstances affecting the Lender in the London interbank, adequate means do not exist for ascertaining the LIBOR Rate applicable hereunder to LIBOR Rate Loans of any duration, or

(c) LIBOR no longer adequately reflects the Lender’s cost of funding Loans,

then, upon notice from the Lender to the Borrower, all LIBOR Rate Loans shall automatically convert to LIBOR-Reference Banks Loans.

5.6. Indemnities. In addition to the LIBOR Rate Loan Prepayment Fee, the Borrower agrees to reimburse the Lender (without duplication) for any increase in the cost to the Lender, or reduction in the amount of any sum receivable by the Lender, in respect, or as a result of:

(a) any conversion or repayment or prepayment of the principal amount of any LIBOR Rate Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 5.6 or otherwise;

(b) any Loans not being made as LIBOR Rate Loans in accordance with the borrowing request thereof;

(c) any LIBOR Rate Loans not being continued as, or converted into, LIBOR Rate Loans in accordance with the continuation/conversion notice thereof, or

(d) any costs associated with marking to market any Hedging Obligations that (in the reasonable determination of the Lender) are required to be terminated as a result of any conversion, repayment or prepayment of the principal amount of any LIBOR Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.3.2 or otherwise;

The Lender shall promptly notify the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate the Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower to the Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower. The Borrower understands, agrees and acknowledges the following: (i) the Lender does not have any obligation to purchase, sell and/or match funds in connection with the use of LIBOR Rate as a basis for calculating the rate of interest on a LIBOR Rate Loan, (ii) the LIBOR Rate may be used merely as a reference in determining such rate, and (iii) the Borrower has accepted the LIBOR Rate as a reasonable and fair basis for calculating such rate, the LIBOR Rate Prepayment Fee, and other funding losses incurred by the Lender. Borrower further agrees to pay the LIBOR Rate Prepayment Fee and other funding losses, if any, whether or not the Lender elects to purchase, sell and/or match funds.

5.7. Increased Costs. If on or after the date hereof the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a) shall subject the Lender to any tax, duty or other charge with respect to its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to the Lender of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for the introduction of, or change in the rate of, tax on the overall net income of the Lender or franchise taxes, imposed by the jurisdiction (or any political subdivision or taxing authority thereof) under the laws of which the Lender is organized or in which the Lender’s principal executive offices are located); or

(b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, the Lender or shall impose on the Lender or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to the Lender of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, by an amount deemed by the Lender to be material, then, within 15 days after demand by the Lender, the Borrower shall pay to the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduction; provided that the Borrower shall be liable for such costs with respect to a period prior to the date of notice from the Lender of the likely incurrence of such costs of no more than sixty (60) days. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

5.8. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by the Lender, or persons controlling the Lender, and the Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments to make Loans hereunder or the Loans made by the Lender are reduced to a level below that which the Lender or such controlling persons could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by the Lender to the Borrower, the Borrower shall immediately pay directly to the Lender additional amounts sufficient to compensate the Lender or such controlling persons for such reduction in rate of return; provided that the Borrower shall be liable for such costs with respect to a period prior to the date of notice from the Lender of the likely incurrence of such costs of no more than sixty (60) days. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, the Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.

5.9. Taxes. All payments by the Borrower of principal of, and interest on, the LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such authority; and

(c) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount the Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Lender with respect to any payment received by the Lender hereunder, the Lender may pay such Taxes and the Borrower will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by the Lender after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount the Lender would have received had not such Taxes been asserted. A statement of the Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

5.10. Interest After Default. During the continuance of an Event of Default the principal of the Loans shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Lender, bear interest at a rate per annum equal to four percent (4%) above the rate of interest otherwise applicable to such Loans pursuant to §2.5 (or if no rate of interest is then applicable thereto, the Prime Rate).

6. SECURITY ARRANGEMENTS.

6.1. Equity Pledge. The payment and performance of the Obligations shall be secured by the pledge by Borrower of all equity securities of each Domestic Subsidiary and 65% of the equity securities of each Foreign Subsidiary that is or becomes a Material Subsidiary.

6.2. Guarantees of Subsidiaries. The payment and performance of the Obligations shall be guaranteed by each Guarantor pursuant to the terms of the Guarantees.

7. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lender as follows:

7.1. Corporate Authority.

7.1.1. Incorporation; Good Standing. Each of the Borrower’s Subsidiaries, its jurisdiction of organization and type of organization and the jurisdictions in which it is qualified to do business as a foreign entity, as well as the jurisdictions in which the Borrower is qualified to do business as a foreign entity as of the date hereof, are listed on Schedule 7.1 hereto. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of the Borrower’s Subsidiaries is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation except where a failure to be so qualified would not have a Material Adverse Effect. Each of the Borrower and its Subsidiaries (a) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as currently contemplated, and (b) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries, and (d) do not conflict with any provision of the Governing Documents of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or fraudulent transfer or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2. Governmental Approvals. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

7.3. Title to Properties; Leases. Except as indicated on Schedule 7.3 hereto, as of the Closing Date the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no Liens except Permitted Liens.

7.4. Financial Statements, Projections and Solvency.

7.4.1. Fiscal Year. The Borrower and each of its Subsidiaries has a fiscal year which is the twelve months ending on September 30 of each calendar year.

7.4.2. Financial Statements. There has been furnished to the Lender a consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 2005, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP together with a consolidated balance sheet of the Borrower and its Subsidiaries for the two fiscal quarters ended as of the Balance Sheet Date, and a consolidated statement of income of the Borrower and its Subsidiaries for the fiscal quarters then ended. Each such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year or fiscal quarters, as the case may be, then ended (subject to year end adjustments and the absence of footnotes in the case of the quarterly statements). There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such dates, respectively, involving material amounts, known to the officers of the Borrower, which were not disclosed, respectively, in such balance sheets and the notes related thereto.

7.4.3. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, both before and after giving effect to the transactions contemplated by this Credit Agreement and the other Loan Documents (a) are solvent, (b) the fair value of the property of such Persons exceeds their total liabilities (including contingent liabilities but without duplication of any underlying liability related thereto), (c) the present fair saleable value on a going concern basis of the assets of such Persons is not less than the amount required to pay their probable liabilities on their debts as they become absolute and mature, (d) such Persons do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay as such debts and liabilities mature, and (e) such Persons are not engaged, and are not about to engage, in business or a transaction for which their property would constitute unreasonably small capital.

7.5. No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no event or occurrence which has had a Material Adverse Effect. Since the Closing Date, the Borrower has not made any Restricted Payments which are not permitted to be made hereunder.

7.6. Franchises, Patents, Copyrights, etc. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted in all material respects, without any conflict known to the Borrower with any rights of others that could reasonably be expected to have a Material Adverse Effect.

7.7. Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any Governmental Authority that (a) would reasonably be expected to, either in any case or in the aggregate, (i) have a Material Adverse Effect or (ii) materially impair the right of the

Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or (b) which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

7.8. No Materially Adverse Contracts, etc. Neither the Borrower nor any of its Subsidiaries is subject to any Governing Document or other legal restriction, or any judgment, decree, order, law, statute, rule or regulation that has or is expected in the future to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower’s officers, to have any Material Adverse Effect.

7.9. Compliance with Other Instruments, Laws, etc. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could reasonably be expected to have a Material Adverse Effect.

7.10. Tax Status. The Borrower and its Subsidiaries (a) have made or filed (after giving effect to all applicable extensions) all federal, state and material foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, except, in the case of (a) and (b) above, where any such failure to make or file any tax returns, reports or declarations or pay any such taxes, assessments or charges could not reasonably be expected to have a Material Adverse Effect, and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Other than taxes which are being contested as contemplated herein or in §8.8 of this Credit Agreement, there are no unpaid taxes in any material amount claimed to be due and payable by the taxing authority of any jurisdiction.

7.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

7.12. Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

7.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future Lien on any assets or property of the Borrower or any of its Subsidiaries or any rights relating thereto.

7.14. Certain Transactions. Except for transactions permitted by this Credit Agreement and except for arm’s length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.15. Employee Benefit Plans.

7.15.1. In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and all Applicable Pension Legislation and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrower has heretofore delivered to the Lender the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

7.15.2. Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws and except for continuing medical benefits provided under any severance policy of the Borrower and/or any Subsidiary. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising prior to termination.

7.15.3. Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

7.15.4. Multiemployer Plans. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.16. Use of Proceeds.

7.16.1. General. The proceeds of the Loans shall be used for working capital and general corporate purposes, including, without limitation, financing all or a portion of a Standard Permitted Acquisition, a Special Permitted Acquisition and other Investments permitted by §9.3 hereof other than the purchase or carrying of any “margin security” or “margin stock” as defined in §7.16.2 hereof in violation of law. The Borrower will obtain Letters of Credit solely for working capital and general corporate purposes.

7.16.2. Regulations U and X. No portion of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” (as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224) in violation of law.

7.17. Environmental Compliance. As to the past and present condition and usage of the Real Estate owned by the Borrower or its Subsidiaries (the “Owned Real Estate”) and the operations conducted thereon and as to the condition and usage of the Real Estate leased by the Borrower or its Subsidiaries (the “Leased Real Estate”) and the operations conducted thereon, the Borrower represents and warrants that:

(a) None of the Borrower and its Subsidiaries, any operator of the Owned Real Estate or any operator of the Leased Real Estate (but, in the case of Leased Real Estate, only if the Borrower or any Subsidiary could reasonably be expected to have any liability as a result of leasing such Real Estate) or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state, local or foreign law, statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation in each case would have a Material Adverse Effect;

(b) Neither the Borrower nor any of its Subsidiaries has received written notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which, in each of the foregoing cases, could reasonably be expected to have a Material Adverse Effect;

(c) Except as set forth on Schedule 7.17 attached hereto, (i) no portion of the Real Estate has been used by the Borrower or any of its Subsidiaries for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and, to the Borrower’s knowledge, no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate in violation of any applicable Environmental Laws which, in each of the foregoing cases, could reasonably be expected to have a Material Adverse Effect; (ii) in the course of any activities conducted by the Borrower or its Subsidiaries, no Hazardous Substances have been generated or are being used by the Borrower or any of its Subsidiaries on the Real Estate except in accordance with applicable Environmental Laws or where the noncompliance with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases by the Borrower or any of its Subsidiaries of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries, which releases would have a Material Adverse Effect; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate, and which would have a Material Adverse Effect; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower’s knowledge, operating in compliance with such permits and applicable Environmental Laws other than where such noncompliance could not reasonably be expected to have Material Adverse Effect; and

(d) None of the Borrower and its Subsidiaries or any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority, or the recording or delivery to other Persons of an environmental disclosure document or statement, in each case by virtue of the transactions contemplated hereby or as a condition to the effectiveness of any of the transactions contemplated hereby.

7.18. Subsidiaries, etc. Schedule 7.18(a) sets forth the only Subsidiaries of the Borrower as of the date hereof, or, to the extent Schedule 7.18(a) is required to be updated from time to time pursuant to the terms of §8.13 hereof, as of the date any such updated schedule is required to be delivered pursuant to §8.13. Except as set forth on Schedule 7.18(b) hereto (as the same may be amended from time to time in accordance with §8.13 hereof), neither the Borrower nor any Material Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person. The jurisdiction of incorporation/formation and principal place of business of each Subsidiary of the Borrower as of the date hereof, or, to the extent Schedule 7.18(a) is required to be updated from time to time pursuant to the terms of §8.13 hereof, as of the date any such updated schedule is required to be delivered pursuant to §8.13, is listed on Schedule 7.18(a) hereto.

7.19. Disclosure. None of this Credit Agreement or any of the other Loan Documents, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower or any of its Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not materially misleading.

7.20. Insurance. The Borrower and each of its Subsidiaries maintains with financially sound and reputable insurers insurance with respect to its properties and businesses against such casualties and contingencies as are in accordance with sound business practices.

8. AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or the Lender has any obligation to make any Loans or to issue, extend or renew any Letters of Credit:

8.1. Punctual Payment. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Fees and all other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2. Maintenance of Office. The Borrower will maintain its chief executive office in Chelmsford, Massachusetts or at such other place in the United States of America as the Borrower shall designate upon written notice to the Lender, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

8.3. Records and Accounts. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage Ernst & Young LLP or other nationally recognized independent certified public accountants as the independent certified public accountants of the Borrower and its Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrower and its Subsidiaries and the appointment in such capacity of a successor firm.

8.4. Financial Statements, Certificates and Information. The Borrower will deliver to the Lender:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be prepared in accordance with GAAP, and certified, without qualification and without an expression of uncertainty as to the ability of the Borrower or any of its Subsidiaries to continue as going concerns, by Ernst & Young LLP or by other independent certified public accountants, and, when it becomes available, the management letter from such accountants; provided that except for such management letter, this paragraph (a) shall not apply to any fiscal year with respect to which the Borrower shall have timely filed (without reliance on Rule 12b-25 under the Securities Exchange

Act of 1934, as amended) with the Securities and Exchange Commission a Form 10-K containing such audited financial statements and certification if such Form 10-K is accompanied by the certifications required by Item 601(b)(31) and (32) of Regulation S-K (or any successor provision) and otherwise complies in all material respects with the requirements of such form;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrower’s fiscal year then elapsed, prepared in accordance with GAAP (excluding the absence of footnotes), together with a certification by the principal financial or accounting officer of the Borrower on the Borrower’s behalf (and not in such officer’s individual capacity) that the information contained in such financial statements fairly presents in all material respects the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments); provided that this paragraph (b) shall not apply to any fiscal quarter with respect to which the Borrower shall have timely filed (without reliance on Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the Securities and Exchange Commission a Form 10-Q containing such financial information if such Form 10-Q is accompanied by the certifications required by Item 601(b)(31) and (32) of Regulation S-K (or any successor provision) and otherwise complies in all material respects with the requirements of such form;

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower on the Borrower’s behalf (and not in such officer’s individual capacity) in substantially the form of Exhibit B hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 as of the end of the applicable fiscal period and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) as soon as practicable, but in any event not later than thirty (30) days after the end of each fiscal year of the Borrower, its annual budget for the succeeding fiscal year;

(e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission and not provided pursuant to subsections (a), (b) and (c) above, and promptly after the receipt thereof, copies of all accountants management letters; and

(f) from time to time such other financial data and information as the Lender may reasonably request.

8.5. Notices.

8.5.1. Defaults. The Borrower will promptly notify the Lender in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrower proposes to take with respect thereto. If any Person shall give any written notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any agreement by which the Borrower or any Subsidiary is bound evidencing or securing borrowed money or credit received or in respect of any Capitalized Lease or Synthetic Lease in an amount in excess of $500,000, the

Borrower shall forthwith give written notice thereof to the Lender, describing the notice or action and the nature of the claimed default.

8.5.2. Environmental Events. The Borrower will promptly give notice to the Lender (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority, and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any Governmental Authority, in each of the foregoing cases (a) and (b) that could reasonably be expected to have a Material Adverse Effect.

8.5.3. Notification of Claim against Assets. The Borrower will, immediately upon becoming aware thereof, notify the Lender in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Borrower’s assets are subject if such setoff, claim, withholding or defense could reasonably be expected to have a Material Adverse Effect.

8.5.4. Notice of Litigation and Judgments. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Lender in writing within fifteen (15) Business Days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party in each of the foregoing cases involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Lender, in writing, in form and detail satisfactory to the Lender, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $500,000.

8.6. Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence and its material rights and franchises and those of its Subsidiaries. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, in each case in all material respects, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, in each case in all material respects, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §8.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and not reasonably likely in the aggregate to have a Material Adverse Effect.

8.7. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

8.8. Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Owned Real Estate and, to the extent the Borrower or any Subsidiary is liable therefor, its Leased Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, in each of the foregoing cases the failure of which to pay or discharge could reasonably be expected to have a Material Adverse Effect; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9. Inspection Rights. The Borrower shall permit the Lender or the Lender’s designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Lender may reasonably request and, so long as no Default or Event of Default has occurred and is continuing, during normal business hours, with reasonable prior notice and no more than once per calendar year.

8.10. Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, (b) the provisions of its Governing Documents in all material respects, (c) all agreements and instruments by which it or any of its properties may be bound, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, and (d) all applicable decrees, orders, and judgments, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower or any of its Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower or such Subsidiary is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, promptly take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Lender with evidence thereof.

8.11. Employee Benefit Plans. The Borrower will (a) promptly upon request of the Lender, furnish to the Lender a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Lender any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Lender a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

8.12. Use of Proceeds. The Borrower will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in §7.16.1.

8.13. Additional Subsidiaries and Joint Ventures. If, after the Closing Date, (a) the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Material Subsidiary, or any Subsidiary that is not a Material Subsidiary acquires assets causing it to become a Material Subsidiary or (b) the Borrower or any of its Material Subsidiaries engages in any joint venture or partnership with any other Person, it will promptly (and in any event within fifteen (15) Business Days) notify the Lender of such creation, acquisition, transformation or engagement, as the case may be, and provide the Lender with an updated Schedule 7.18(a) or Schedule 7.18(b) hereto reflecting such event(s) and take all other action required by §8.14. In addition, if, after the Closing Date, the Borrower or any of its Subsidiaries creates or acquires, either directly or indirectly, any Subsidiary which is not a Material Subsidiary, the Borrower shall, at the time any Compliance Certificate is required to be delivered to the Lender pursuant to §8.4(c) also deliver to the Lender an updated Schedule 7.18(a) reflecting such events.

8.14. New Guarantors. The Borrower will cause each Material Subsidiary that is a Domestic Subsidiary created, acquired or otherwise coming into existence on or after the Closing Date (a “New Domestic Subsidiary”) involving a Minimum Investment by Borrower, whether at the time of formation or thereafter, (a “Special Material Subsidiary”) promptly (and in any event within fifteen (15) Business Days after such New Domestic Subsidiary shall become a Special Material Subsidiary) to become a Guarantor hereunder and shall cause such Special Material Subsidiary to execute and deliver to the Lender, a Guaranty and certified copies of such Special Material Subsidiary’s Governing Documents, together with, if requested by the Lender, legal opinions in form and substance reasonably satisfactory to the Lender opining as to authorization, validity and enforceability of such Guaranty. For purposes of this section, “Minimum Investment” shall mean an Investment in excess of $10,000,000. At such time the Borrower shall also pledge the stock of each new Special Material Subsidiary by executing and delivering a Stock Pledge Agreement with respect to the stock of such new Special Material Subsidiary to the extent such would have been required pursuant to §6.1 if such Subsidiary had been a Material Subsidiary as of the Closing Date. The foregoing notwithstanding, the Borrower’s aggregate Investments in New Domestic Subsidiaries that shall not individually be deemed Special Material Subsidiaries shall not exceed $20,000,000 (the “Special Limit”), provided, that if such Investments shall exceed the Special Limit, the Borrower shall promptly designate such additional New Domestic Subsidiaries to be deemed “Special Material Subsidiaries” as necessary in order to adhere to the Special Limit.

8.15. Amendments to Governing Documents. The Borrower will, and will cause each of its Material Subsidiaries to, promptly furnish to the Lender any amendment, supplement or modification to any of such Person’s Governing Documents (other than an amendment, supplement or modification which is ministerial and immaterial in nature) permitted by §9.10.

8.16. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to its satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or the Lender has any obligation to make any Loans or the Lender has any obligation to issue, extend or renew any Letters of Credit:

9.1. Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lender arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness in respect of Hedging Agreements so long as such arrangements are in the ordinary course of business and are not for speculative purposes; and

(d) Indebtedness existing on the date hereof and listed and described on Schedule 9.1 hereto;

(e) Indebtedness of or owed to the Borrower or a Subsidiary of the Borrower to or by a Subsidiary of the Borrower or the Borrower, excluding for purposes of this clause (e) any Indebtedness of a New Domestic Subsidiary that is not a Special Material Subsidiary that is incurred or created after the date of its formation or acquisition;

(f) any extension, renewal, refunding, refinancing or replacement of the Indebtedness permitted under clause (d) above, provided that the aggregate principal amount of such replacement Indebtedness shall not exceed the outstanding principal amount of the Indebtedness existing on the date of such refinancing and the terms governing the Indebtedness incurred in connection with any such extension, renewal, refunding, refinancing or replacement thereof shall be no more restrictive in any material respect than the corresponding terms governing such Indebtedness as in effect on the Closing Date;

(g) guarantees by the Borrower or any of its Subsidiaries of Indebtedness otherwise permitted under this §9.1;

(h) Indebtedness with respect to surety bonds, performance bonds, bid bonds and similar performance related obligations, in each case entered into in the ordinary course of business and consistent with past practices; and

(i) Indebtedness other than Indebtedness referred to in subsections (a)-(h) above not exceeding the aggregate amount of $30,000,000 at any time outstanding; provided that at the time of each incurrence of such Indebtedness the Borrower shall be in compliance with its financial covenants set forth in Article 10 on a pro forma basis both before and after giving effect to the incurrence of such Indebtedness.

9.2. Restrictions on Liens.

9.2.1. Permitted Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or (d) sell, assign, pledge or otherwise transfer, in a financing transaction, any

“receivables” as defined in clause (g) of the definition of the term “Indebtedness,” with or without recourse; provided that the Borrower or any of its Subsidiaries may create or incur or suffer to be created or incurred or to exist (collectively, the “Permitted Liens”):

(i) Liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower and liens in favor of any Subsidiary of the Borrower on all or part of the assets of the Borrower securing Indebtedness owing by the Borrower to any Subsidiary of the Borrower;

(ii) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue; deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens on properties in respect of judgments or awards that shall not have resulted in an Event of Default under §13.1(i) so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iv) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations that are not more than 60 days overdue, excluding obligations that are being contested by appropriate proceedings and for which the Borrower and its Subsidiaries have set aside on their books provisions reasonably adequate for the payment of all such amounts;

(v) Encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vi) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness permitted by §9.1, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(vii) Liens existing on the date hereof and listed on Schedule 9.2 hereto and any renewals, extensions or replacements thereof, provided, that the assets covered thereby are not increased and any renewal, extension, replacement or refunding or refinancing of the Indebtedness secured thereby is permitted by §9.1(f), as applicable;

(viii) deposits to secure the performance of bids, trade contracts, surety, appeal or performance bonds, leases and other similar obligations (other than, in each case, obligations for borrowed money incurred in the ordinary course of business);

(ix) to the extent considered a Lien, rights of setoff or bankers’ Liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts; and

(x) rights of licensors and licensees with respect to any intellectual property licenses granted in the ordinary course of business.

9.2.2. Restrictions on Negative Pledges and Upstream Limitations. The Borrower will not, nor will it permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits the Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien in favor of the Lender upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower, to make loans, advances or other payments of whatsoever nature to the Borrower, or to make transfers or distributions of all or any part of its assets to the Borrower, in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests or deposit arrangements to the extent permitted under §9.2.1, and (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by the Borrower or such Subsidiary in the ordinary course of its business.

9.3. Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except:

(a) Investments in “marketable securities,” “cash” and “cash equivalents” as each such term is used in the Borrower’s consolidated balance sheet and determined in accordance with GAAP and in accordance with the Borrower’s past accounting practices;

(b) Investments existing on the date hereof and listed on Schedule 9.3 hereto, and renewals, and extensions thereof so long as the aggregate amount of such Investments do not increase;

(c) Investments made in connection with the Borrower’s Investment Policy Guidelines, provided, notwithstanding such Investment Policy Guidelines, the Borrower shall not be permitted to make any Investments that are specifically limited by another subsection of this §9.3;

(d) Investments by the Borrower in Subsidiaries or by a Subsidiary in the Borrower or another Subsidiary, excluding for purposes of this clause (d) any Investment in any New Domestic Subsidiary that is not a Special Material Subsidiary that is to be made after the date of its formation or acquisition;

(e) Investments consisting of a Standard Permitted Acquisition or Special Permitted Acquisition to the extent made in accordance with §9.5.1;

(f) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(g) Investments consisting of the repurchase by the Borrower of the Capital Stock of the Borrower and other Investments permitted to be made by §9.4 hereof, provided, that no Default or Event of Default has occurred and is continuing or would exist as a result of such purchase or making of such Investment;

(h) Investments with respect to the ownership of the Borrower’s Subsidiaries existing on the Closing Date or the creation or acquisition of any new Subsidiaries permitted by §8.13 and §9.5.1; and

(i) extensions of trade credit to customers in the ordinary course of business and consistent with past practices.

9.4. Restricted Payments. The Borrower will not make any Restricted Payments except that any Subsidiary may make a Restricted Payment to any other Subsidiary or the Borrower and the Borrower may repurchase stock pursuant to any stock repurchase program provided that Borrower remains in compliance with the covenant set forth in §10.3 after making such Restricted Payment.

9.5. Merger and Consolidation.

9.5.1. Mergers and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except (a) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, (b) the merger or consolidation of two or more Subsidiaries of the Borrower, (c) any stock acquisition permitted to be made pursuant to §9.3(a)-(d) or (f)-(i) hereof, (d) any merger or asset or stock acquisition by the Borrower or any of its Subsidiaries of Persons (or, in the case of an asset acquisition, assets of a Person) in the same or related line of business as the Borrower and with respect to which the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of each of the Borrower or the applicable Subsidiary and of the Person to be acquired has approved such merger, consolidation or acquisition (a “Standard Permitted Acquisition”) so long as the aggregate consideration for such acquisition including all assumed Indebtedness and contingent obligations (the “Consideration”) shall not exceed $20,000,000, and (e) any Standard Permitted Acquisition for which the Consideration shall exceed $20,000,000 (a “Special Permitted Acquisition”) so long as: (i) the Borrower shall have provided the Lender with prior written notice of such acquisition, which notice shall include a reasonably detailed description of such Special Permitted Acquisition, together with copies of all letters of intent and material agreements relating thereto and (ii) not less than five (5) Business Days prior to the consummation of the proposed acquisition, the Borrower shall have delivered to the Lender (A) evidence reasonably satisfactory to the Lender to support a Compliance Certificate demonstrating on a pro forma basis that after giving effect to the Special Permitted Acquisition (1) Borrower will be in compliance with the covenant set forth in §10.2, (2) Borrower’s Funded Debt to EBITDA Ratio will be less than 2.00:1.00 and (3) the sum of (x) Borrower’s cash and cash equivalents plus (y) the Total Commitment less the outstanding amount of Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations will exceed $25,000,000; and (B) a certificate from the chief financial officer of the Borrower to the effect that no Default or Event of Default then exists or would result after giving effect to the Special Permitted Acquisition.

9.5.2. Capital Stock of Guarantors. The Borrower will not at any time, legally or beneficially, own less than 100% of the Capital Stock of any Guarantor.

9.6. Sale and Leaseback. Unless the resulting lease is permitted by §9.1(i), the Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby the Borrower or any Subsidiary of the Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that the Borrower or any Subsidiary of the Borrower intends to use for substantially the same purpose as the property being sold or transferred.

9.7. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in related businesses.

9.8. Fiscal Year. The Borrower will not, and will not permit any of it Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.4.1.

9.9. Transactions with Affiliates. Except as otherwise permitted by this Credit Agreement, and except for transactions among the Borrower and/or any of its Subsidiaries, the Borrower will not, and will not permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

9.10. Modification of Governing Documents. Neither the Borrower nor any of its Subsidiaries will consent to or agree to any amendment, supplement or other modification to the Governing Documents without the prior written consent of the Lender unless such amendment, supplement or modification could not reasonably be expected to have a Material Adverse Effect on the Lender’s rights under the Loan Documents or the Borrower’s or any of its Subsidiaries obligations under the Loan Documents.

10. FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Revolving Credit Note is outstanding or the Lender has any obligation to make any Loans or to issue, extend or renew any Letters of Credit:

10.1. Maximum Total Leverage Ratio. The Borrower shall have as of the end of each fiscal quarter a ratio of (a) Consolidated Total Funded Debt to (b) Consolidated EBITDA for the four-quarter period then ended (the “Funded Debt to EBITDA Ratio”) of not more than 2.5:1.00 for such period.

10.2. Minimum EBIT to Interest Ratio. The Borrower shall have as of the end of each fiscal quarter a ratio of Consolidated EBIT to Consolidated Total Interest Expense for the four-quarter period then ended of not less than 3.5:1.00 for such period.

10.3. Minimum Operating Cash Flow Coverage Ratio. The Borrower shall have as of the end of each fiscal quarter a ratio of Consolidated Operating Cash Flow to Consolidated Debt Service for the four-quarter period then ended of not less than 1.5:1.00 for such period.

11. CLOSING CONDITIONS.

The obligation of the Lender to execute this Agreement shall be subject to the satisfaction of the following conditions precedent on or prior to the date of execution:

11.1. Loan Documents. Each of the Loan Documents required to be dated on or prior to the Closing Date shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to the Lender. The Lender shall have received a fully executed copy of each such document.

11.2. Certified Copies of Governing Documents. The Lender shall have received from the Borrower and each Guarantor, a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each Guarantor of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lender shall have been provided to the Lender.

11.4. Incumbency Certificate. The Lender shall have received from the Borrower and each of the Guarantors an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Guarantor, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower or such Guarantor, each of the Loan Documents to which the Borrower or such Guarantor is or is to become a party; (b) in the case of the Borrower, to request Loans or the conversion or continuation thereof and to apply for Letters of Credit; and (c) to give notices and to take other action on its behalf under the Loan Documents.

11.5. UCC Search Results. The Lender shall have received from each of the Borrower and the Guarantors the results of UCC searches indicating no Liens, other than Permitted Liens and otherwise in form and substance satisfactory to the Lender.

11.6. Opinion of Counsel. The Lender shall have received a favorable legal opinion addressed to the Lender, dated as of the Closing Date, in form and substance satisfactory to the Lender from WilmerHale, counsel to the Borrower and its Subsidiaries.

11.7. Payment of Fees. The Borrower shall have paid the Closing Fee and the fees and expenses of the Lender’s Special Counsel.

11.8. No Material Adverse Change. The Lender shall be satisfied that there shall have occurred no material adverse change in the business, operations, assets, management, properties, financial condition, income or prospects of the Borrower and the Guarantors taken as a whole since the Balance Sheet Date.

12. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lender to make any Loans and to issue, extend or renew any Letters of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1. Representations True; No Event of Default. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letters of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing; provided, however, that as of the initial extension of credit to Borrower hereunder, the first sentence of §7.5 shall not be required to be true.

12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of the Lender would make it illegal for the Lender to make such Loan or to issue, extend, or renew such Letter of Credit.

12.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Lender and the Lender’s Special Counsel, and the Lender and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Lender may reasonably request.

12.4. Governmental Regulation. The Lender shall have received such statements in substance and form reasonably satisfactory to the Lender as the Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System. To the extent the Borrower notifies the Lender in any request for a Loan that all or any portion of the proceeds of such Loan are to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” (as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224), the Borrower shall deliver to the Lender evidence that all applicable regulations (including, without limitation, Regulations U and X) have been complied with (including, without limitation, the delivery of a Form U-1 or evidence that execution and delivery of such Form U-1 is not required).

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” shall occur:

(a) the Borrower shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrower or any of its Subsidiaries shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, within three (3) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrower shall fail to comply with any of its covenants contained in §§8.4, 8.5.1, 8.5.4, 8.6 (but only the first sentence thereof, to the extent it requires the maintenance of the existence of the Borrower and its Material Subsidiaries), 8.9, 8.11, 8.12, 8.13, 8.14, 9 or 10;

(d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Lender;

(e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases or Synthetic Leases, in an amount in excess of $500,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases or Synthetic Leases, in an amount in excess of $500,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within sixty (60) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Material Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Material Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, unsatisfied and unstayed against the Borrower or any of its Subsidiaries exceeds in the aggregate an amount (net of judgment amounts fully paid or covered by insurance) of $500,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded by the Borrower or any of its Subsidiaries in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lender, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or the Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Lender determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) the Borrower or any of its Material Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business, such order shall continue in effect for more than thirty (30) days and such action could reasonably be expected to have a Material Adverse Effect; or

(m) a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Lender may by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Revolving Credit Note and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Lender.

13.2. Termination of Commitment. If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur, any unused portion of the Total Commitment hereunder shall forthwith terminate and the Lender shall be relieved of all obligations to make Loans to the Borrower and to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, the Lender may by notice to the Borrower, terminate the unused portion of the Total Commitment hereunder, and upon such notice being given such unused portion of the Total Commitment hereunder shall terminate immediately and the Lender shall be relieved of all further obligations to make Loans and to issue, extend or renew Letters of Credit. No termination of the Total Commitment hereunder shall relieve the Borrower or any of its Subsidiaries of any of the Obligations or any of its existing obligations to the Lender arising under other agreements or instruments.

13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lender shall have accelerated the maturity of the Loans or the Reimbursement Obligations, pursuant to §13.1, the Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to the Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Lender. No remedy herein conferred upon the Lender or the holder of any Revolving Credit Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

13.4. Distribution of Proceeds. In the event that the Lender receives any monies in connection with the enforcement of any of the Loan Documents, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Lender for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Lender in connection with the collection of such monies by the Lender, for the exercise, protection or enforcement by the Lender of all or any of the rights, remedies, powers and privileges of the Lender under this Credit Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Lender against any taxes or liens which by law shall have, or may have, priority over the rights of the Lender to such monies;

(b) Second, to all other Obligations in such order or preference as the Lender may determine; provided, however, that the Lender may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lender of all of the Obligations, to the extent applicable, to the payment of any obligations required to be paid pursuant to §9-608(a)(1)(C) or 9-615(a)(3) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

(d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

14. SUCCESSORS AND ASSIGNS.

14.1. General Conditions. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and the Lender may not assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of §14.2, (b) by way of participation in accordance with the provisions of §14.3, or (c) by way of pledge or assignment of a security interest subject to the restrictions of §14.5 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby, Participants to the extent provided in §14.3 and, to the extent expressly contemplated hereby, the Lender’s Affiliates) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

14.2. Assignments. The Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of the Total Commitment and the Loans at the time owing to it); provided that (a) each partial assignment shall be made as an assignment of a proportionate part of all the Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the portion of the Total Commitment assigned; and (b) the parties to each assignment shall execute and deliver to the Lender an Assignment and Acceptance.

From and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Acceptance have the rights and obligations of the Lender under this Credit Agreement, and the Lender shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Acceptance covering all of the Lender’s rights and obligations under this Credit Agreement, the Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§5.2.2, 5.6, 5.7, 5.8, 5.9 and §15.3 notwithstanding such assignment. Any assignment or transfer by the Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with §14.3.

14.3. Participations. Lender may at any time, without the consent of, but with notice to, the Borrower, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of the Total Commitment and/or the Loans owing to it); provided that (a) the Lender’s obligations under this Credit Agreement shall remain unchanged, (b) the Lender shall remain solely responsible to the Borrower for the performance of such obligations, and (c) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement. Subject to §14.4, the Borrower agrees that each Participant shall be entitled to the benefits of §§5.2.2, 5.6, 5.7, 5.8 and 5.9 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to §14.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of §15.1 as though it were the Lender, provided such Participant agrees to be subject to §15.1 as though it were the Lender.

14.4. Payments to Participants. A Participant shall not be entitled to receive any greater payment under §§5.2.2, 5.6, 5.7, 5.8 and 5.9 than the Lender would have been entitled to receive with respect to the participation sold to such Participant.

14.5. Miscellaneous Assignment Provisions. The Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341; provided that no such grant shall release the Lender from any of its obligations hereunder, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for the Lender as a party hereto or affect any rights or obligations of the Borrower or the Lender hereunder.

14.6. New Revolving Credit Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with the Revolving Credit Note subject to such assignment, the Lender shall give prompt notice thereof to the Borrower. Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver, in exchange for the surrendered Revolving Credit Note, a new Revolving Credit Note to the order of such Assignee in an amount equal to the amount assumed by such Assignee pursuant to such Assignment and Acceptance and, if the Lender has retained some portion of its obligations hereunder, a new Revolving Credit Note to the order of the Lender in an amount equal to the amount retained by it hereunder. Such new Revolving Credit Notes shall provide that they are replacements for the surrendered Revolving Credit Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Revolving Credit Note. The surrendered Revolving Credit Note shall be cancelled and returned to the Borrower.

15. PROVISIONS OF GENERAL APPLICATIONS.

15.1. Setoff. The Borrower hereby grants to the Lender a continuing right of setoff as security for all liabilities and obligations to the Lender, whether now existing or hereafter arising, upon and against all deposits in accounts (“Operating Accounts”) now or hereafter in the possession, custody, safekeeping or control of the Lender or its Affiliate and their successors and assigns or in transit to any of them other than the accounts listed on Schedule 15.1 hereto. Regardless of the adequacy of any collateral, if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits in Operating Accounts or other sums credited by or due from the Lender to the Borrower with respect to the Operating Accounts may be applied to or set off by the Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to the Lender. ANY AND ALL RIGHTS TO REQUIRE THE LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH OPERATING ACCOUNTS OF THE BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. The Lender waives any right of setoff that it has in law or in equity against any accounts of the Borrower or any of the Borrower’s Subsidiaries other than the Operating Accounts.

15.2. Expenses. The Borrower agrees to pay (a) the reasonable costs of the Lender (including the Lender’s Special Counsel) of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) the reasonable fees, expenses and disbursements of the Lender’s Special Counsel or any local counsel to the Lender incurred in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the reasonable fees, expenses and disbursements of the Lender or any of its affiliates incurred by the Lender or such affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all examination charges, and (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of the Lender, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the

Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or an Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender’s relationship with the Borrower or any of its Subsidiaries. The covenants contained in this §15.2 shall survive payment or satisfaction in full of all other obligations.

15.3. Indemnification. The Borrower agrees to indemnify and hold harmless the Lender and its affiliates from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Lender upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with the Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding, except to the extent that any of the foregoing are directly caused by the gross negligence or willful misconduct of the otherwise indemnified party. In litigation, or the preparation therefor, the Lender and its affiliates shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this §15.3 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §15.3 shall survive payment or satisfaction in full of all other Obligations.

15.4. Treatment of Certain Confidential Information.

15.4.1. Confidentiality. The Lender agrees, for itself and on behalf of its affiliates, directors, officers, employees and representatives, to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §15.4, or becomes available to the Lender on a nonconfidential basis from a source other than the Borrower, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for the Lender, (d) to bank examiners or any other regulatory authority having jurisdiction over the Lender, or to auditors or accountants, (e) to any Financial Affiliate solely in connection with this Credit Agreement, (f) in connection with any litigation to which any one or more of the Lender or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to an Affiliate or a Subsidiary of the Lender solely in connection with this Credit Agreement, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees in writing, with or for the express benefit of the Borrower, to be bound by the provisions of §15.4 or (i) with the consent of the Borrower. Subject to the foregoing, each of the Lender and any Financial Affiliate is hereby expressly permitted by the Borrower, provided that the Lender or such Financial Affiliate shall have obtained the Borrower’s prior written consent, to refer to any of the Borrower and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Lender or such Financial Affiliate and, for such purpose, the Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrower or any of its Subsidiaries or any of their businesses.

15.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, the Lender shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of the Lender by such governmental agency) or pursuant to legal process.

15.4.3. Other. In no event shall the Lender be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of the Lender under this §15.4 shall supersede and replace the obligations of the Lender under any confidentiality letter in respect of this financing signed and delivered by the Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from the Lender.

15.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Revolving Credit Note, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lender, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lender of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Revolving Credit Note or any of the other Loan Documents remains outstanding or the Lender has any obligation to make any Loans or to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement.

15.6. Notices. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Revolving Credit Note or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to the Borrower, at 297 Billerica Road, Chelmsford, MA 01824, Attention: Mark Julien, Chief Financial Officer, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Pamela Kaplan, Senior Director, Corporate Tax and Treasury at the same address

(b) if to the Lender, at 161 Worcester Rd., Suite 204, Framingham, Massachusetts 01701, Attention: Ann Meade, Vice President, or such other address for notice as the Lender shall last have furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

15.7. Governing Law. THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §15.6. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

15.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

15.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

15.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §15.12.

15.11. Waiver of Jury Trial. THE BORROWER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE REVOLVING CREDIT NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING ANY COURSE OF CONDUCT,

COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE LENDER RELATING TO THE ADMINISTRATION OF THE LOANS OR ENFORCEMENT OF THE LOAN DOCUMENTS AND AGREES THAT IT WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Lender has been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

15.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lender may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

15.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

15.14. USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

KRONOS INCORPORATED

By:	/S/ PAUL A. LACY
Name:	Paul A. Lacy
Title:	President

CITIZENS BANK OF MASSACHUSETTS

By:	/S/ ANN M. MEADE
Name:	Ann M. Meade
Title:	Vice President

SCHEDULE 1

Definitions for LIBOR Advantage Loans:

Business Day. Any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Boston, Massachusetts.

Interest Period. Initially, the period commencing as of the date of this Agreement (the “Start Date”) and ending on the numerically corresponding date one month later, and thereafter each one-month period ending on the day of such month that numerically corresponds to the Start Date. If an Interest Period is to end in a month for which there is no day which numerically corresponds to the Start Date, the Interest Period will end on the last day of such month.

Interest Payment Date. Initially, the last day of August, 2006, and thereafter the numerically corresponding date of each month. If a month does not contain a day that numerically corresponds to the date of the Interest Payment Date, the Interest Payment Day shall be last day of such month.

LIBOR Rate. Relative to any Interest Period, the offered rate for delivery in two London Banking Days (as defined below) of deposits of U.S. Dollars which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day on which the Interest Period commences, and for a period approximately equal to such Interest Period. If the first day of any Interest Period is not a day which is both a (i) Business Day, and (ii) a day on which US dollar deposits are transacted in the London interbank market (a “London Banking Day”), the LIBOR Rate shall be determined in reference to the next preceding day which is both a Business Day and a London Banking Day. If for any reason the LIBOR Rate is unavailable and/or the Lender is unable to determine the LIBOR Rate for any Interest Period, the LIBOR Rate shall be deemed to be equal to the Prime Rate.

EXHIBIT A

REVOLVING CREDIT NOTE

$100,000,000	July , 2006
Boston, Massachusetts

FOR VALUE RECEIVED, Kronos Incorporated (the “Borrower”) promises to pay to Citizens Bank of Massachusetts (the “Lender”), or order, the principal sum of One Hundred Million Dollars ($100,000,000), or, if less, the aggregate unpaid principal amount of all loans made by the Lender to the Borrower pursuant to the Revolving Credit Agreement dated as of the date hereof (as amended and in effect from time to time, the “Credit Agreement”) between the Borrower and the Lender, on July __, 2009, together with interest on the unpaid principal balance hereof from time to time outstanding from the date hereof through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the remedies provided for thereby or otherwise available in respect thereof, all in accordance with the terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Revolving Credit Note, an appropriate notation in any record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth in such record, including computer records, maintained by the Lender with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount in any such record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Revolving Credit Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Resolving Credit Note on the terms and conditions specified in the Credit Agreement.

If any one or more Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

The Borrower will pay on demand all attorneys’ reasonable fees and out-of-pocket expenses incurred by the Lender in the administration of all liabilities and obligations of the Borrower to the Lender, including, without limitation, costs and expenses associated with travel on behalf of the Lender. The Borrower will also pay on demand, without limitation, all attorneys’ reasonable fees, out-of-pocket expenses incurred by the Lender’s attorneys and all costs incurred by the Lender, including, without limitation costs and expenses associated with travel on behalf of the Lender, which costs and expenses are directly or indirectly related to the protection or enforcement of any of the Lender’s rights against the Borrower or any such endorser or guarantor to the Lender (whether or not suit is instituted by or against the Lender).

No delay or omission on the part of the Lender in exercising any right hereunder shall operate as a waiver of such right or of any other right of the Lender, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

Except as required by law or as otherwise provided in the Credit Agreement or any other Loan Document, the Borrower and each endorser and guarantor of this Note waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement hereof and also waive any delay on the part of the Lender. Each assents to any extension or other indulgence (including, without limitation, the release or substitution of collateral) permitted the Borrower or any such endorser or guarantor by the Lender with respect to this Note and/or any collateral given to secure this Note and/or any other liability of the Borrower or such endorser or guarantor to the Lender, and no such discharge or release of any other party primarily or secondarily liable hereon shall discharge or otherwise affect the liability of the Borrower or any such endorser or guarantor to the Lender.

None of the terms or provisions of this Note may be excluded, modified, or amended except by a written instrument duly executed on behalf of the Borrower expressly referring hereto and setting forth the provision so excluded, modified or amended.

This Note shall be binding upon the Borrower and each endorser and guarantor hereof and upon their heirs, successors and representatives, and shall inure to the benefit of the Lender and its successors, endorsees and assigns.

The liabilities of the Borrower and any endorser or guarantor of this Note are joint and several. No person obligated on account of this Note may seek contribution from any other person also obligated unless and until all liabilities to the Lender of the person from whom contribution is sought have been satisfied in full.

THIS NOTE IS DELIVERED TO THE LENDER AT ITS PRINCIPAL OFFICE IN BOSTON, MASSACHUSETTS, SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS AND SHALL TAKE EFFECT AS A SEALED INSTRUMENT. THE BORROWER AND EACH ENDORSER AND GUARANTOR OF THIS NOTE SUBMIT TO THE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS AND OF THE UNITED STATES DISTRICT COURTS SITUATED THEREIN FOR ALL PURPOSES WITH RESPECT TO THIS NOTE, ANY COLLATERAL GIVEN TO SECURE THEIR RESPECTIVE LIABILITIES TO THE LENDER, AND THEIR RESPECTIVE RELATIONSHIPS WITH THE LENDER.

THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY THE LENDER AGAINST THE BORROWER ON ANY MATTER WHATSOEVER ARISING OUT OF, IN CONNECTION WITH OR RELATED TO THIS NOTE.

BORROWER:

WITNESS:	KRONOS INCORPORATED

Signed in my Presence:	By:
Title:

__________________________________

EXHIBIT B

COMPLIANCE CERTIFICATE

Date:
With respect to Four Fiscal Quarters
Ended:

Citizens Bank of Massachusetts

161 Worcester Road, Suite 204

Framingham, Massachusetts 01701

Attn: Ann Meade, Vice President

Ladies and Gentlemen:

Pursuant to the provisions of Section 8.4(c) of the Revolving Credit Agreement (the “Agreement”) dated as of July 11, 2006 by and between Kronos Incorporated (the “Borrower”) and Citizens Bank of Massachusetts, the undersigned hereby certifies in the name and on behalf of the Borrower as follows:

(A)	The financial statements submitted herewith, or obtained by you as otherwise provided in Section 8.4 of the Agreement, are in compliance with the applicable provisions of Section 8.4 of the Agreement.

(B)	The following calculations demonstrate that, based upon the financial statements of the Borrower referenced above, the Borrower is in compliance with all covenants set forth in Sections 10.1 through 10.3 of the Agreement.

1.	Section 10.1 - Funded Debt to EBITDA Ratio

(a) Consolidated Total Funded Debt as of the end of the four fiscal quarters last ended	=	$

(b) Consolidated EBITDA for the four fiscal quarters last ended	=	$

(c) Ratio of (a) to (b) (which is not more than 2.5:1.00)	=	_____

2.	Section 10.2 - EBIT to Interest Expense Ratio

(a) Consolidated EBIT for the four fiscal quarters last ended	=	$

(b) Consolidated Total Interest Expense for the four fiscal quarters last ended	=	$

(c) Ratio of (a) to (b) (which is not less than 3.5:1.00)	=	_____

3.	Section 10.3 - Operating Cash Flow Coverage Ratio

(a) Consolidated Operating Cash Flow for the four fiscal quarters last ended	=	$

(b) Consolidated Debt Service for the four fiscal quarters last ended	=	$

(c) Ratio of (a) to (b) (which is not less than 1.5:1.00)	=	_____

Terms defined in the Agreement and not otherwise expressly defined herein are used herein with the meanings set forth in the Agreement.

In witness whereof, the undersigned has executed this Certificate on this          day of             , 20    .

KRONOS INCORPORATED

By:
Name:
Title:	Chief Financial Officer

EXHIBIT C

ASSIGNMENT AND ACCEPTANCE

DATED             ,

Reference is made to the Revolving Credit Agreement dated as of July __, 2006 (the “Agreement”) between Kronos Incorporated, a Massachusetts corporation (the “Borrower”), and Citizens Bank of Massachusetts (the “Lender”). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

                                    (the “Assignor”) and                                          (the “Assignee”) agree as follows:

1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, a             % 1 interest in and to all of the Assignor’s rights and obligations under the Agreement as of the Effective Date (as defined below), which percentage equals $             of the Total Commitment, including, without limitation, such percentage interest in the Loans owing to the Assignor on the Effective Date and evidenced by the Revolving Credit Note held by the Assignor, which percentage of such Loans equals $             [modify as necessary to clarify assigned interest].

2. The Assignor (i) represents and warrants that, as of the date hereof, the aggregate principal amount of Loans owing to it (without giving effect to the assignments thereof which have not yet become effective) is $             under a Revolving Credit Note dated July     , 2006 in the principal amount of $100,000,000, (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower of any of its obligations under any of the Loan Documents or any other instrument or document furnished pursuant thereto and (v) attaches hereto the Revolving Credit Note referred to in paragraph 1 above.

3. The Assignee (i) confirms that it has received a copy of the Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking

[1]	Specify percentage in no more than 4 decimal points.

action under the Agreement; (iii) will perform all of the obligations that by the terms of the Agreement are required to be performed by the Lender; and (iv) specifies as its address for notices the office set forth beneath its name on the signature page hereof.

4. The effective date for this Assignment and Acceptance shall be                          (the “Effective Date”).

5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of the Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and the other Loan Documents.

6. Upon such acceptance and recording, from and after the Effective Date, the Borrower shall make all payments under the Agreement and Note in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement and the Note for periods prior to the Effective Date directly between themselves.

7. This Assignment and Acceptance shall be governed by and construed in accordance with, the laws of the State of                 .

[NAME OF ASSIGNOR]

By:
Name:
Title:

Notice Address:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Notice Address/Lending Office

Wire transfer Instructions:

EXHIBIT D

SUBSIDIARY GUARANTY

This Subsidiary Guaranty (the “Guaranty”) is made as of the              day of June, 2006, by                         , a                      corporation (the “Guarantor”), to Citizens Bank of Massachusetts (the “Lender”) with respect to obligations of Kronos Incorporated, a Massachusetts corporation and the ultimate parent of the Guarantor (the “Borrower”).

Whereas, the Lender has extended credit to the Borrower under the terms of the Revolving Credit Agreement, dated as of the date hereof, between the Borrower and the Lender (as amended, the “Credit Agreement”);

Whereas, the Borrower and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

Whereas, the Guarantor expects to receive substantial direct benefits from the extensions of credit to the Borrower by the Lender pursuant to the Credit Agreement;

Whereas, the Borrower has covenanted under the Credit Agreement to cause any Material Subsidiary to execute and deliver a guaranty of the Borrower’s obligations to the Lender under the Credit Agreement and the Guarantor is a Material Subsidiary; and

Whereas, the Guarantor wishes to guaranty the Borrower’s obligations to the Lender under the Credit Agreement as provided herein;

Now therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantor covenants and agrees as follows:

1. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lender the full and punctual payment when due (whether at maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations (as defined in the Credit Agreement), including all such that would become due but for the operation of the automatic stay pursuant to Section 362(a) of the Federal Bankruptcy Code and the operation of Sections 502(b) and 506(b) of the Federal Bankruptcy Code, together with all costs of collection, compromise or enforcement, including without limitation reasonable attorneys’ fees, incurred with respect to the Obligations or this Guaranty, or with respect to a proceeding under the federal bankruptcy laws or any insolvency, receivership, arrangement or reorganization law or an assignment for the benefit of creditors concerning Borrower or Guarantor, together with interest on all such costs of collection, compromise or enforcement from the date arising at the rate of interest for overdue principal set forth in the Credit Agreement (all the foregoing, collectively, the “Guaranty Obligations”). This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guaranty Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Lender first attempt to collect any of the Guaranty Obligations from the Borrower or resort to any security or other means of obtaining their payment. Should the Borrower default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder shall become immediately due and payable to the Lender, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Lender on any number of occasions. All payments by the Guarantor hereunder shall be made to the Lender in the manner and at the place of payment specified therefor in the Credit Agreement.

2. Guarantor’s Agreement to Pay Enforcement Costs. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Lender, on demand, all reasonable costs and expenses (including court costs and legal expenses) incurred or expended by the Lender in connection with the Guaranty Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 2 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement.

3. Waivers by Guarantor; Lender’s Freedom To Act. The Guarantor agrees that the Guaranty Obligations will be paid and performed strictly in accordance with their respective terms regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. Except as specifically provided herein, the Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Guaranty Obligations incurred and all other notices of any kind, all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranty Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees, to the fullest extent permitted by law, that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Guaranty Obligations; (ii) any extensions, compromises, refinancings, consolidations or renewals of, or alteration of the terms of, any Guaranty Obligation; (iii) any change in the time, place or manner of payment of any of the Guaranty Obligations or any rescissions, waivers, compromises, refinancings, consolidations or other amendments or modifications of any of the terms or provisions of the Credit Agreement or the other Loan Documents (as defined in the Credit Agreement) or any other agreement evidencing, securing or otherwise executed in connection with any of the Guaranty Obligations; (iv) the addition, substitution or release of any entity primarily or secondarily liable for any Guaranty Obligation; (v) the adequacy of any rights the Lender may have against any collateral or other means of obtaining repayment of the Guaranty Obligations; (vi) the impairment of any collateral securing the Guaranty Obligations, including without limitation the failure to perfect or preserve any rights the Lender might have in such collateral or the substitution, exchange, surrender, release, loss or destruction of any such collateral; or (vii) any other act or omission that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (i) any “one action” or “anti-deficiency” law which would otherwise prevent the Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (ii) any other law which in any other way would otherwise require any election of remedies by the Lender.

4. Unenforceability of Obligations Against Borrower. If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Guaranty Obligations, or if any of the Guaranty Obligations have become irrecoverable from the Borrower by reason of the Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Guaranty Obligations. In the event that acceleration of the time for payment of any of the Guaranty Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement or any other agreement evidencing, securing or otherwise executed in connection with any Guaranty Obligation shall be immediately due and payable by the Guarantor.

5. Subrogation; Subordination. Until the payment and performance in full of all of the Guaranty Obligations, the Guarantor shall not exercise and hereby waives any rights against the Borrower arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution or otherwise, and will not prove any claim in respect of any payment hereunder in competition with the Lender in bankruptcy or insolvency proceedings of any nature; the Guarantor will not claim any set-off or counterclaim against the Borrower in respect of any liability of the Guarantor to the Borrower; and the Guarantor waives any benefit of and any right to participate in any collateral that may be held by the Lender. The payment of any amounts due with respect to any indebtedness of the Borrower now or hereafter held by the Guarantor is hereby subordinated to the prior payment in full of the Guaranty Obligations; provided, however, that, until the occurrence of any default in the payment or performance of the Guaranty Obligations, the Borrower may pay any such indebtedness of the Borrower to the Guarantor. The Guarantor agrees that after the occurrence of any default in the payment or performance of the Guaranty Obligations, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to the Guarantor until the Guaranty Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Guaranty Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lender and be paid over to the Lender on account of the Guaranty Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

6. Guarantor’s Non-Reliance. The Guarantor warrants to and agrees with the Lender that the Guarantor has adequate means to obtain from the Borrower or others on a continuing basis information concerning the Borrower’s financial condition and affairs, and that the Guarantor is not relying on the Lender to provide such information at the date of executing this Guaranty or at any time thereafter.

7. Further Assurances. The Guarantor agrees that it will from time to time, at the request of either Lender, do all such things and execute all such documents as such Lender may reasonably consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lender hereunder.

9. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Lender is given written notice of the Guarantor’s intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Guaranty Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Lender at the address for notices set forth in Section 12 below. No such notice shall affect any rights of the Lender hereunder, including without limitation the rights set forth in Sections 3 and 5, with respect to any Guaranty Obligations incurred or accrued prior to the receipt of such notice or any Guaranty Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated if at any time any payment made or value received with respect to any Guaranty Obligation is rescinded or must otherwise be returned by either Lender upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received.

10. Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of and be enforceable by the Lender and their successors, transferees and assigns. Without limiting the generality of the foregoing sentence, to the extent permitted by the Credit Agreement, each Lender may assign or otherwise transfer the Credit Agreement, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Guaranty Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein. The Guarantor may not assign any of its obligations hereunder.

11. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Lender. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class mail postage prepaid or, in the case of telecopied notice, when transmitted, receipt confirmed, addressed as follows: if to the Guarantor, at the address or telecopier number set forth below, and if to the Lender, at 161 Worcester Road, Suite 204, Framingham, Massachusetts 01701, Attention: Ann Meade, Vice President, or at such address as any party may designate in writing.

13. Governing Law; Consent to Jurisdiction. This Guaranty is intended to take effect as a sealed instrument and shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts (excluding the laws applicable to conflicts or choice of law). The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of The Commonwealth of Massachusetts or any Federal Court sitting therein and consents to the non-exclusive jurisdiction of such court and to service of process in any such suit’s being made upon the Guarantor by mail at the addresses set forth below. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

14. Waiver of Jury Trial. EACH OF THE GUARANTOR AND EACH OF THE LENDER HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor and the Lender each hereby waives any right that it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than or in addition to, actual damages. The Guarantor (a) certifies that neither the Lender nor any representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Lender is a party, the Lender is relying upon, among other things, the waivers and certifications contained in this Section 14.

15. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. This writing is intended by the parties as a final, complete and exclusive expression of their guaranty agreement. No course of dealing, course of performance or trade usage, and no parol evidence of any nature, shall be used to supplement or modify any terms. There are no conditions to the full effectiveness of this Guaranty. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of the Guaranty Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as a sealed instrument as of the date appearing on page one.

[Name of Subsidiary]

By:
Title:
Address:

EXHIBIT E (a)

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of         , is entered into between Kronos Incorporated, a Massachusetts corporation (“Pledgor”), and Citizens Bank of Massachusetts (“Secured Party”), with reference to the following:

WHEREAS, Pledgor and Secured Party are parties to that certain Revolving Credit Agreement (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), of even date herewith, pursuant to which Secured Party has agreed to make certain financial accommodations to Pledgor;

WHEREAS, Pledgor beneficially owns the Equity Interests (as hereinafter defined) in the Issuers (as hereinafter defined);

WHEREAS, to induce Secured Party to make the financial accommodations provided to Pledgor pursuant to the Credit Agreement, Pledgor desires to pledge, grant, transfer, and assign to Secured Party a security interest in the Collateral (as hereinafter defined) to secure the Secured Obligations (as hereinafter defined), as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Definitions and Construction.

(a) Definitions.

All initially capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement. As used in this Agreement:

“Bankruptcy Code” means United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as in effect from time to time, and any successor statute thereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Code” means the Uniform Commercial Code as in effect in the State of from time to time.

“Collateral” shall mean the Pledged Interests, the Future Rights, and the Proceeds, collectively.

“Credit Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Credit Documents” shall mean the Credit Agreement and all other agreements, instruments, or other documents entered into or executed in connection therewith, in each case, as amended, restated, or otherwise modified from time to time.

“Equity Interests” means all securities, shares, units, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or similar entity, whether voting or nonvoting, certificated or uncertificated, including general partner partnership interests, limited partner partnership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Event of Default” shall have the meaning ascribed thereto in the Credit Agreement.

“Future Rights” shall mean: (a) all of the Equity Interests of any entity that hereafter becomes a Domestic Subsidiary of Pledgor and 65% of the Equity Interest of any Foreign Subsidiary of Pledgor that hereafter becomes a Material Subsidiary or any entity that hereafter simultaneously becomes both a Foreign Subsidiary of Pledgor and a Material Subsidiary of Pledgor, and all securities convertible or exchangeable into, and all warrants, options, or other rights to purchase, Equity Interests of the Issuers; and (b) the certificates or instruments representing such Equity Interests, convertible or exchangeable securities, warrants, and other rights and all dividends, cash, options, warrants, rights, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such Equity Interests; provided that in any case no more than 65% of the Equity Interest of any Foreign Subsidiary of Pledgor shall ever be pledged to the Secured Party pursuant to Section 2 hereof.

“Holder” and “Holders” shall have the meanings ascribed thereto in Section 3 of this Agreement.

“Issuers” shall mean each of the Persons identified as an Issuer on Schedule 1 attached hereto (or any addendum thereto), and any successors thereto, whether by merger or otherwise.

“Lien” shall mean any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any agreement to give any security interest).

“Pledged Interests” shall mean (a) all Equity Interests of the Issuers identified on Schedule 1; and (b) the certificates or instruments representing such Equity Interests.

“Pledgor” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Proceeds” shall mean all proceeds (including proceeds of proceeds) of the Pledged Interests and Future Rights including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, inventory, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Interests,

Future Rights, or proceeds thereof (including any cash, Equity Interests, or other securities or instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuers and any security entitlements, as defined in Section 8-102(a)(17) of the Code, with respect thereto); (b) “proceeds,” as such term is defined in Section 9-102(a)(64) of the Code; and (c) other amounts from time to time paid or payable under or in connection with any of the Pledged Interests, Future Rights, or proceeds thereof.

“Registered Organization” shall have the meaning ascribed thereto in Section 9-102(a)(7) of the Code.

“Secured Obligations” shall mean all liabilities, obligations, or undertakings owing by Pledgor to Secured Party of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Credit Agreement, this Agreement, or the other Credit Documents, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including attorneys fees), and expenses which Pledgor is required to pay pursuant to any of the foregoing, by law, or otherwise.

“Secured Party” shall have the meaning ascribed thereto in the preamble to this Agreement, together with its successors or assigns.

“Securities Act” shall have the meaning ascribed thereto in Section 9(b) of this Agreement.

(b) Construction.

(i) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference. Any reference to any of the following documents includes any and all alterations, amendments, restatements, extensions, modifications, renewals, or supplements thereto or thereof, as applicable: this Agreement, the Credit Agreement, or any of the other Credit Documents.

(ii) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Secured Party or Pledgor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by both of the parties and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(iii) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

2.	Pledge.

As security for the prompt payment and performance of the Secured Obligations in full by Pledgor when due, whether at stated maturity, by acceleration or otherwise (including amounts that would become due but for the operation of the provisions of the Bankruptcy Code), Pledgor hereby pledges, grants, transfers, and assigns to Secured Party a security interest in all of Pledgor’s right, title, and interest in and to the Collateral.

3.	Delivery and Registration of Collateral.

(a) All certificates or instruments representing or evidencing the Collateral shall be delivered promptly to Secured Party or Secured Party’s designee pursuant hereto at a location designated by Secured Party and shall be held by or on behalf of Secured Party pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed endorsement certificate in the form attached hereto as Exhibit A or other instrument of transfer or assignment in blank, in form and substance satisfactory to Secured Party.

(b) Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right, at any time in its discretion and without notice to Pledgor, to transfer to or to register on the books of the Issuers (or of any other Person maintaining records with respect to the Collateral) in the name of Secured Party or any of its nominees any or all of the Collateral. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

(c) If, at any time and from time to time, any Equity Interests (including any certificate or instrument representing or evidencing any Equity Interests) is in the possession of a Person other than Secured Party or Pledgor (a “Holder”), then Pledgor shall immediately, at Secured Party’s option, either cause such Equity Interests to be delivered into Secured Party’s possession, or cause such Holder to enter into a control agreement, in form and substance satisfactory to Secured Party, and take all other steps deemed necessary by Secured Party to perfect the security interest of Secured Party in such Collateral, all pursuant to Sections 9-106 and 9-313 of the Code or other applicable law governing the perfection of Secured Party’s security interest in such Collateral in the possession of such Holder.

(d) Any Proceeds that constitute Equity Interests that are at any time received or held by Pledgor shall be so received or held in trust for Secured Party and shall be forthwith delivered to Secured Party in the same form as so received or held, with any necessary endorsements; any other Proceeds received by Pledgor, may be retained by Pledgor in accordance with Section 4 and used in the ordinary course of Pledgor’s business.

(e) If at any time, and from time to time, any Collateral consists of an uncertificated security or a security in book entry form, then Pledgor shall immediately cause such Collateral to be registered or entered, as the case may be, in the name of Secured Party, or otherwise cause Secured Party’s security interest thereon to be perfected in accordance with applicable law.

4.	Voting Rights and Dividends.

(a) So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of the Credit Documents and shall be entitled to receive and retain any cash dividends or distributions paid or distributed in respect of the Collateral.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other consensual rights or receive and retain cash dividends or distributions that it would otherwise be entitled to exercise or receive and retain, as applicable pursuant to Section 4(a), shall cease, and all such rights shall thereupon become vested in Secured Party, who shall thereupon have the sole right to exercise such voting or other consensual rights and to receive and retain such cash dividends and distributions. Pledgor shall execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies and other instruments as Secured Party may reasonably request for the purpose of enabling Secured Party to exercise the voting and other rights which it is entitled to exercise and to receive the dividends and distributions that it is entitled to receive and retain pursuant to the preceding sentence.

5.	Representations and Warranties.

Pledgor represents, warrants, and covenants as follows:

(a) Pledgor has taken all steps it deems necessary or appropriate to be informed on a continuing basis of changes or potential changes affecting the Collateral (including rights of conversion and exchange, rights to subscribe, payment of dividends, reorganizations or recapitalization, tender offers and voting and registration rights), and Pledgor agrees that Secured Party shall have no responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

(b) Pledgor is a Registered Organization, namely a corporation organized under the laws of the Commonwealth of Massachusetts.

(c) All information herein or hereafter supplied to Secured Party by or on behalf of Pledgor in writing with respect to the Collateral is, or in the case of information hereafter supplied will be, accurate and complete in all material respects.

(d) Pledgor is and will be the sole legal and beneficial owner of the Collateral (including the Pledged Interests and all other Collateral acquired by Pledgor after the date hereof) free and clear of any adverse claim, Lien, or other right, title, or interest of any party, other than the Liens in favor of Secured Party.

(e) This Agreement, and the delivery to Secured Party of the Pledged Interests representing Collateral (or the control agreements referred to in Section 3 of this Agreement),

creates a valid, perfected, and first priority security interest in one hundred percent (100%) of the Pledged Interests in favor of Secured Party securing payment of the Secured Obligations, and all actions necessary to achieve such perfection have been duly taken.

(f) Schedule 1 to this Agreement is true and correct and complete in all material respects. Without limiting the generality of the foregoing: (i) except as set forth on Schedule 1, all the Pledged Interests are in certificated form, and, except to the extent registered in the name of Secured Party or its nominee pursuant to the provisions of this Agreement, are registered in the name of Pledgor; and (ii) the Pledged Interests as to each of the Issuers constitute at least the percentage of all the fully diluted issued and outstanding Equity Interests of such Issuer as set forth in Schedule 1 to this Agreement.

(g) There are no currently existing Future Rights owned by Pledgor.

(h) The Pledged Interests have been duly authorized and validly issued and are fully paid and nonassessable.

(i) Neither the pledge of the Collateral pursuant to this Agreement nor the extensions of credit represented by the Secured Obligations violates Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.	Further Assurances.

(a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or reasonably desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will: (i) at the request of Secured Party, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby; (ii) execute and such instruments or notices, as may be necessary or reasonably desirable, or as Secured Party may request, in order to perfect and preserve the first priority security interests granted or purported to be granted hereby; (iii) allow inspection of the Collateral by Secured Party or Persons designated by Secured Party; and (iv) appear in and defend any action or proceeding that may affect Pledgor’s title to or Secured Party’s security interest in the Collateral.

(b) Pledgor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. A carbon, photographic, or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) Pledgor will furnish to Secured Party, upon the request of Secured Party: (i) a certificate executed by an authorized officer of Pledgor, and dated as of the date of delivery to Secured Party, itemizing in such detail as Secured Party may request, the Collateral which, as of the date of such certificate, has been delivered to Secured Party by Pledgor pursuant to the provisions of this Agreement; and (ii) such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may request.

7.	Covenants of Pledgor.

Pledgor shall:

(a) Perform each and every covenant in the Credit Documents applicable to Pledgor; and

(b) Neither change its jurisdiction of organization nor cease to be a Registered Organization, in each case, without giving Secured Party at least thirty (30) days prior written notice thereof.

8.	Secured Party as Pledgor’s Attorney-in-Fact.

Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time at Secured Party’s discretion, to take any action and to execute any instrument that Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including: (i) upon the occurrence and during the continuance of an Event of Default, to receive, indorse, and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof to the extent permitted hereunder and to give full discharge for the same and to execute and file governmental notifications and reporting forms; (ii) to enter into any control agreements Secured Party deems necessary pursuant to Section 3 of this Agreement; or (iii) after the occurrence of an Event of Default and while it is continuing to arrange for the transfer of the Collateral on the books of any of the Issuers or any other Person to the name of Secured Party or to the name of Secured Party’s nominee.

9.	Remedies upon Default.

Upon the occurrence and during the continuance of an Event of Default:

(a) Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code (irrespective of whether the Code applies to the affected items of Collateral), and Secured Party may also without notice (except as specified below) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, Secured Party may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all or any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay, or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days notice to Pledgor of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, Pledgor hereby waives any claims against Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) Pledgor hereby acknowledges that the sale by Secured Party of any Collateral pursuant to the terms hereof in compliance with the Securities Act of 1933 as now in effect or as hereafter amended, or any similar statute hereafter adopted with similar purpose or effect (the “Securities Act”), as well as applicable “Blue Sky” or other state securities laws, may require strict limitations as to the manner in which Secured Party or any subsequent transferee of the Collateral may dispose thereof. Pledgor acknowledges and agrees that in order to protect Secured Party’s interest it may be necessary to sell the Collateral at a price less than the maximum price attainable if a sale were delayed or were made in another manner, such as a public offering under the Securities Act. Without limiting the generality of the foregoing, Pledgor agrees that, upon the occurrence and during the continuation of an Event of Default, Secured Party may, subject to applicable law, from time to time attempt to sell all or any part of the Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Secured Party may solicit offers to buy the Collateral or any part thereof for cash, from a limited number of investors reasonably believed by Secured Party to be institutional investors or other accredited investors who might be interested in purchasing the Collateral.

(c) PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS SECTION; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT IT NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY RULE OF LAW OR STATUTE NOW EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS SET FORTH IN SUBSECTION (a) OF THIS SECTION 9, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE.

10.	Application of Proceeds.

Upon the occurrence and during the continuance of an Event of Default, any cash held by Secured Party as Collateral and all cash Proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by Secured Party of its remedies as a secured creditor as provided in Section 9 shall be applied from time to time by Secured Party as provided in the Credit Agreement.

11.	Indemnity and Expenses.

Pledgor agrees:

(a) To indemnify and hold harmless Secured Party and each of its directors, officers, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Agreement or the Secured Obligations, except to the extent the same shall arise as a result of the gross negligence or willful misconduct of the party seeking to be indemnified; and

(b) To pay and reimburse Secured Party upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that Secured Party may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder, under the Credit Agreement, or under any of the other Credit Documents or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by Pledgor to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of any of the Secured Obligations, the termination of the commitments of Secured Party under the Credit Agreement and the termination of this Agreement or any other Credit Document.

12.	Duties of Secured Party.

The powers conferred on Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose on it any duty to exercise such powers. Except as provided in Section 9-207 of the Code, Secured Party shall have no duty with respect to the Collateral or any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any Collateral.

13.	Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

(a) THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS OR, AT THE SOLE OPTION OF SECURED PARTY, IN ANY OTHER COURT IN WHICH SECURED PARTY SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND

WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.

(b) PLEDGOR HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(c) PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO PLEDGOR AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF PLEDGOR’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

(d) NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF SECURED PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY SECURED PARTY OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

14.	Amendments; etc.

No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Secured Party to exercise, and no delay in exercising any right under this Agreement, any other Credit Document, or otherwise with respect to any of the Secured Obligations, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement, any other Credit Document, or otherwise with respect to any of the Secured Obligations preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement or otherwise with respect to any of the Secured Obligations are cumulative and not exclusive of any remedies provided by law.

15.	Notices.

Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below: and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail:

If to Pledgor:	297 Billerica Road
Chelmsford, MA 01824
Fax No.:
Attn: Mark Julien, Chief Financial Officer

with a copy to:	WilmerHale
60 State Street
Boston, MA 02109
Fax No.: (617) 526-5000
Attn: John Sigel, Esq.

If to Secured Party:	161 Worcester Rd.
Suite 204
Framingham, MA 01701
Fax No.:
Attn: Ann Meade, Vice President

Any notice given pursuant to this section shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. at the place of receipt or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by United States mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed. Any party hereto may change the address or fax number at which it is to receive notices hereunder by notice to the other party in writing in the foregoing manner.

16.	Continuing Security Interest.

This Agreement shall create a continuing security interest in the Collateral and shall: (a) remain in full force and effect until the payment in full of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement; (b) be binding upon Pledgor and its successors and assigns; and (c) inure to the benefit of Secured Party and its successors, transferees, and assigns. Upon the payment in full of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement, the security interests granted herein shall automatically terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Secured Party will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination. Such documents shall be prepared by Pledgor and shall be in form and substance reasonably satisfactory to Secured Party.

17.	Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

18.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

19.	Counterparts; Telefacsimile Execution.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

20.	Waiver of Marshaling.

Each of Pledgor and Secured Party acknowledges and agrees that in exercising any rights under or with respect to the Collateral: (a) Secured Party is under no obligation to marshal any Collateral; (b) may, in its absolute discretion, realize upon the Collateral in any order and in any manner it so elects; and (c) may, in its absolute discretion, apply the proceeds of any or all of the Collateral to the Secured Obligations in any order and in any manner it so elects. Pledgor and Secured Party waive any right to require the marshaling of any of the Collateral.

21.	Waiver of Jury Trial.

PLEDGOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PLEDGOR AND SECURED PARTY REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature page to follow.]

IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first written above.

KRONOS INCORPORATED

By:
Title:

CITIZENS BANK OF MASSACHUSETTS

By:
Title:

EXHIBIT E(a)

Schedule 1

Pledged Interests

Name of Issuer	Jurisdiction of Organization	Type of Interest	Number of Shares/Units (if applicable)	Certificate Number(s) (if any)	Percentage of Outstanding Interests in Issuer

Exhibit A

Endorsement Certificate

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto             , [             (            ) shares of the              Stock [or other securities of]] [a              percent (%) interest in ]              (the “Issuer”) standing in the undersigned’s name on the books of the Issuer represented by Certificate No(s). , and does hereby irrevocably constitute and appoint as the undersigned’s attorney-in-fact to transfer the said stock [or other securities] on the books of the Issuer with full power of substitution in the premises.

Date:

KRONOS INCORPORATED

By:
Name:
Title:

EXHIBIT E (b)

PLEDGE AGREEMENT

THIS PLEDGE AGREEMENT (this “Agreement”), dated as of             , is entered into between                                 , a                              (“Pledgor”), and Citizens Bank of Massachusetts (“Secured Party”), with reference to the following:

WHEREAS, Kronos Incorporated (“Borrower”) and Secured Party are parties to that certain Revolving Credit Agreement (as amended, restated, or otherwise modified from time to time, the “Credit Agreement”), of even date herewith, pursuant to which Secured Party has agreed to make certain financial accommodations to Borrower;

WHEREAS, Borrower has agreed in the Credit Agreement to cause certain equity interests of certain direct and indirect subsidiaries to be pledged to secure Borrower’s obligations to Secured Party;

WHEREAS, Pledgor is a Subsidiary of Borrower;

WHEREAS, Pledgor beneficially owns the Equity Interests (as hereinafter defined) in the Issuers (as hereinafter defined);

WHEREAS, to induce Secured Party to make the financial accommodations provided to Pledgor pursuant to the Credit Agreement, Pledgor desires to pledge, grant, transfer, and assign to Secured Party a security interest in the Collateral (as hereinafter defined) to secure the Secured Obligations (as hereinafter defined), as provided herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations, and warranties set forth herein and for other good and valuable consideration, the parties hereto agree as follows:

1.	Definitions and Construction.

(a) Definitions.

All initially capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed thereto in the Credit Agreement. As used in this Agreement:

“Bankruptcy Code” means United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as in effect from time to time, and any successor statute thereto.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

“Code” means the Uniform Commercial Code as in effect in the State of from time to time.

“Collateral” shall mean the Pledged Interests, the Future Rights, and the Proceeds, collectively.

“Credit Agreement” shall have the meaning ascribed thereto in the recitals to this Agreement.

“Credit Documents” shall mean the Credit Agreement and all other agreements, instruments, or other documents entered into or executed in connection therewith, in each case, as amended, restated, or otherwise modified from time to time.

“Equity Interests” means all securities, shares, units, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, or similar entity, whether voting or nonvoting, certificated or uncertificated, including general partner partnership interests, limited partner partnership interests, common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Event of Default” shall have the meaning ascribed thereto in the Credit Agreement.

“Future Rights” shall mean: (a) all of the Equity Interests of any entity that hereafter becomes a Domestic Subsidiary of Pledgor and all securities convertible or exchangeable into, and all warrants, options, or other rights to purchase, Equity Interests of the Issuers; and (b) the certificates or instruments representing such Equity Interests, convertible or exchangeable securities, warrants, and other rights and all dividends, cash, options, warrants, rights, instruments, and other property or proceeds from time to time received, receivable, or otherwise distributed in respect of or in exchange for any or all of such Equity Interests.

“Holder” and “Holders” shall have the meanings ascribed thereto in Section 3 of this Agreement.

“Issuers” shall mean each of the Persons identified as an Issuer on Schedule 1 attached hereto (or any addendum thereto), and any successors thereto, whether by merger or otherwise.

“Lien” shall mean any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any agreement to give any security interest).

“Pledged Interests” shall mean (a) all Equity Interests of the Issuers identified on Schedule 1; and (b) the certificates or instruments representing such Equity Interests.

“Pledgor” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Proceeds” shall mean all proceeds (including proceeds of proceeds) of the Pledged Interests and Future Rights including all: (a) rights, benefits, distributions, premiums, profits, dividends, interest, cash, instruments, documents of title, accounts, contract rights, inventory, equipment, general intangibles, payment intangibles, deposit accounts, chattel paper, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for, or as a replacement of or a substitution for, any of the Pledged Interests, Future Rights, or proceeds thereof (including any cash, Equity Interests, or other securities or instruments issued after any recapitalization, readjustment, reclassification, merger or consolidation with respect to the Issuers and any security entitlements, as defined in Section 8-102(a)(17) of the Code, with respect thereto); (b) “proceeds,” as such term is defined in Section 9-102(a)(64) of the Code; and (c) other amounts from time to time paid or payable under or in connection with any of the Pledged Interests, Future Rights, or proceeds thereof.

“Registered Organization” shall have the meaning ascribed thereto in Section 9-102(a)(7) of the Code.

“Secured Obligations” shall mean all liabilities, obligations, or undertakings owing by Pledgor to Secured Party of any kind or description arising out of or outstanding under, advanced or issued pursuant to, or evidenced by the Guarantee from Pledgor to Secured Party of even date herewith, irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, voluntary or involuntary, whether now existing or hereafter arising, and including all interest (including interest that accrues after the filing of a case under the Bankruptcy Code) and any and all costs, fees (including attorneys fees), and expenses which Pledgor is required to pay pursuant to any of the foregoing, by law, or otherwise.

“Secured Party” shall have the meaning ascribed thereto in the preamble to this Agreement, together with its successors or assigns.

“Securities Act” shall have the meaning ascribed thereto in Section 9(b) of this Agreement.

(b) Construction.

(i) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, exhibit, and schedule references are to this Agreement unless otherwise specified. All of the exhibits or schedules attached to this Agreement shall be deemed incorporated herein by reference. Any reference to any of the following documents includes any and all alterations, amendments, restatements, extensions, modifications, renewals, or supplements thereto or thereof, as applicable: this Agreement, the Credit Agreement, or any of the other Credit Documents.

(ii) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Secured Party or Pledgor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by both of the parties and their respective counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

(iii) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Credit Agreement, the terms and provisions of the Credit Agreement shall control.

2.	Pledge.

As security for the prompt payment and performance of the Secured Obligations in full by Pledgor when due, whether at stated maturity, by acceleration or otherwise (including amounts that would become due but for the operation of the provisions of the Bankruptcy Code), Pledgor hereby pledges, grants, transfers, and assigns to Secured Party a security interest in all of Pledgor’s right, title, and interest in and to the Collateral.

3.	Delivery and Registration of Collateral.

(a) All certificates or instruments representing or evidencing the Collateral shall be delivered promptly to Secured Party or Secured Party’s designee pursuant hereto at a location designated by Secured Party and shall be held by or on behalf of Secured Party pursuant hereto, and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed endorsement certificate in the form attached hereto as Exhibit A or other instrument of transfer or assignment in blank, in form and substance satisfactory to Secured Party.

(b) Upon the occurrence and during the continuance of an Event of Default, Secured Party shall have the right, at any time in its discretion and without notice to Pledgor, to transfer to or to register on the books of the Issuers (or of any other Person maintaining records with respect to the Collateral) in the name of Secured Party or any of its nominees any or all of the Collateral. In addition, Secured Party shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.

(c) If, at any time and from time to time, any Equity Interests (including any certificate or instrument representing or evidencing any Equity Interests) is in the possession of a Person other than Secured Party or Pledgor (a “Holder”), then Pledgor shall immediately, at Secured Party’s option, either cause such Equity Interests to be delivered into Secured Party’s possession, or cause such Holder to enter into a control agreement, in form and substance satisfactory to Secured Party, and take all other steps deemed necessary by Secured Party to perfect the security interest of Secured Party in such Collateral, all pursuant to Sections 9-106 and 9-313 of the Code or other applicable law governing the perfection of Secured Party’s security interest in such Collateral in the possession of such Holder.

(d) Any Proceeds that constitute Equity Interests that are at any time received or held by Pledgor shall be so received or held in trust for Secured Party and shall be forthwith delivered to Secured Party in the same form as so received or held, with any necessary endorsements; any other Proceeds received by Pledgor, may be retained by Pledgor in accordance with Section 4 and used in the ordinary course of Pledgor’s business.

(e) If at any time, and from time to time, any Collateral consists of an uncertificated security or a security in book entry form, then Pledgor shall immediately cause such Collateral to be registered or entered, as the case may be, in the name of Secured Party, or otherwise cause Secured Party’s security interest thereon to be perfected in accordance with applicable law.

4.	Voting Rights and Dividends.

(a) So long as no Event of Default shall have occurred and be continuing, Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of the Credit Documents and shall be entitled to receive and retain any cash dividends or distributions paid or distributed in respect of the Collateral.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of Pledgor to exercise the voting and other consensual rights or receive and retain cash dividends or distributions that it would otherwise be entitled to exercise or receive and retain, as applicable pursuant to Section 4(a), shall cease, and all such rights shall thereupon become vested in Secured Party, who shall thereupon have the sole right to exercise such voting or other consensual rights and to receive and retain such cash dividends and distributions. Pledgor shall execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies and other instruments as Secured Party may reasonably request for the purpose of enabling Secured Party to exercise the voting and other rights which it is entitled to exercise and to receive the dividends and distributions that it is entitled to receive and retain pursuant to the preceding sentence.

5.	Representations and Warranties.

Pledgor represents, warrants, and covenants as follows:

(a) Pledgor has taken all steps it deems necessary or appropriate to be informed on a continuing basis of changes or potential changes affecting the Collateral (including rights of conversion and exchange, rights to subscribe, payment of dividends, reorganizations or recapitalization, tender offers and voting and registration rights), and Pledgor agrees that Secured Party shall have no responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

(b) Pledgor is a Registered Organization, namely a corporation organized under the laws of the Commonwealth of Massachusetts.

(c) All information herein or hereafter supplied to Secured Party by or on behalf of Pledgor in writing with respect to the Collateral is, or in the case of information hereafter supplied will be, accurate and complete in all material respects.

(d) Pledgor is and will be the sole legal and beneficial owner of the Collateral (including the Pledged Interests and all other Collateral acquired by Pledgor after the date hereof) free and clear of any adverse claim, Lien, or other right, title, or interest of any party, other than the Liens in favor of Secured Party.

(e) This Agreement, and the delivery to Secured Party of the Pledged Interests representing Collateral (or the control agreements referred to in Section 3 of this Agreement),

creates a valid, perfected, and first priority security interest in one hundred percent (100%) of the Pledged Interests in favor of Secured Party securing payment of the Secured Obligations, and all actions necessary to achieve such perfection have been duly taken.

(f) Schedule 1 to this Agreement is true and correct and complete in all material respects. Without limiting the generality of the foregoing: (i) except as set forth on Schedule 1, all the Pledged Interests are in certificated form, and, except to the extent registered in the name of Secured Party or its nominee pursuant to the provisions of this Agreement, are registered in the name of Pledgor; and (ii) the Pledged Interests as to each of the Issuers constitute at least the percentage of all the fully diluted issued and outstanding Equity Interests of such Issuer as set forth in Schedule 1 to this Agreement.

(g) There are no currently existing Future Rights owned by Pledgor.

(h) The Pledged Interests have been duly authorized and validly issued and are fully paid and nonassessable.

(i) Neither the pledge of the Collateral pursuant to this Agreement nor the extensions of credit represented by the Secured Obligations violates Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.	Further Assurances.

(a) Pledgor agrees that from time to time, at the expense of Pledgor, Pledgor will promptly execute and deliver all further instruments and documents, and take all further action that may be necessary or reasonably desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will: (i) at the request of Secured Party, mark conspicuously each of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby; (ii) execute and such instruments or notices, as may be necessary or reasonably desirable, or as Secured Party may request, in order to perfect and preserve the first priority security interests granted or purported to be granted hereby; (iii) allow inspection of the Collateral by Secured Party or Persons designated by Secured Party; and (iv) appear in and defend any action or proceeding that may affect Pledgor’s title to or Secured Party’s security interest in the Collateral.

(b) Pledgor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral. A carbon, photographic, or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(c) Pledgor will furnish to Secured Party, upon the request of Secured Party: (i) a certificate executed by an authorized officer of Pledgor, and dated as of the date of delivery to Secured Party, itemizing in such detail as Secured Party may request, the Collateral which, as of the date of such certificate, has been delivered to Secured Party by Pledgor pursuant to the provisions of this Agreement; and (ii) such statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may request.

7.	Covenants of Pledgor.

Pledgor shall:

(a) Perform each and every covenant in the Credit Documents applicable to Pledgor; and

(b) Neither change its jurisdiction of organization nor cease to be a Registered Organization, in each case, without giving Secured Party at least thirty (30) days prior written notice thereof.

8.	Secured Party as Pledgor’s Attorney-in-Fact.

Pledgor hereby irrevocably appoints Secured Party as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Secured Party or otherwise, from time to time at Secured Party’s discretion, to take any action and to execute any instrument that Secured Party may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including: (i) upon the occurrence and during the continuance of an Event of Default, to receive, indorse, and collect all instruments made payable to Pledgor representing any dividend, interest payment or other distribution in respect of the Collateral or any part thereof to the extent permitted hereunder and to give full discharge for the same and to execute and file governmental notifications and reporting forms; (ii) to enter into any control agreements Secured Party deems necessary pursuant to Section 3 of this Agreement; or (iii) after the occurrence of an Event of Default and while it is continuing to arrange for the transfer of the Collateral on the books of any of the Issuers or any other Person to the name of Secured Party or to the name of Secured Party’s nominee.

9.	Remedies upon Default.

Upon the occurrence and during the continuance of an Event of Default:

(a) Secured Party may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code (irrespective of whether the Code applies to the affected items of Collateral), and Secured Party may also without notice (except as specified below) sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, irrespective of the impact of any such sales on the market price of the Collateral. To the maximum extent permitted by applicable law, Secured Party may be the purchaser of any or all of the Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply all or any part of the Secured Obligations as a credit on account of the purchase price of any Collateral payable at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by law) all rights of redemption, stay, or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) calendar days notice to Pledgor of the time and place of any public sale or the time after which a private sale is to be made shall constitute reasonable notification. Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the maximum extent permitted by law, Pledgor hereby waives any claims against Secured Party arising because the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.

(b) Pledgor hereby acknowledges that the sale by Secured Party of any Collateral pursuant to the terms hereof in compliance with the Securities Act of 1933 as now in effect or as hereafter amended, or any similar statute hereafter adopted with similar purpose or effect (the “Securities Act”), as well as applicable “Blue Sky” or other state securities laws, may require strict limitations as to the manner in which Secured Party or any subsequent transferee of the Collateral may dispose thereof. Pledgor acknowledges and agrees that in order to protect Secured Party’s interest it may be necessary to sell the Collateral at a price less than the maximum price attainable if a sale were delayed or were made in another manner, such as a public offering under the Securities Act. Without limiting the generality of the foregoing, Pledgor agrees that, upon the occurrence and during the continuation of an Event of Default, Secured Party may, subject to applicable law, from time to time attempt to sell all or any part of the Collateral by a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Secured Party may solicit offers to buy the Collateral or any part thereof for cash, from a limited number of investors reasonably believed by Secured Party to be institutional investors or other accredited investors who might be interested in purchasing the Collateral.

(c) PLEDGOR EXPRESSLY WAIVES TO THE MAXIMUM EXTENT PERMITTED BY LAW: (i) ANY CONSTITUTIONAL OR OTHER RIGHT TO A JUDICIAL HEARING PRIOR TO THE TIME SECURED PARTY DISPOSES OF ALL OR ANY PART OF THE COLLATERAL AS PROVIDED IN THIS SECTION; (ii) ALL RIGHTS OF REDEMPTION, STAY, OR APPRAISAL THAT IT NOW HAS OR MAY AT ANY TIME IN THE FUTURE HAVE UNDER ANY RULE OF LAW OR STATUTE NOW EXISTING OR HEREAFTER ENACTED; AND (iii) EXCEPT AS SET FORTH IN SUBSECTION (a) OF THIS SECTION 9, ANY REQUIREMENT OF NOTICE, DEMAND, OR ADVERTISEMENT FOR SALE.

10.	Application of Proceeds.

Upon the occurrence and during the continuance of an Event of Default, any cash held by Secured Party as Collateral and all cash Proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral pursuant to the exercise by Secured Party of its remedies as a secured creditor as provided in Section 9 shall be applied from time to time by Secured Party as provided in the Credit Agreement.

11.	Indemnity and Expenses.

Pledgor agrees:

(a) To indemnify and hold harmless Secured Party and each of its directors, officers, employees, agents and affiliates from and against any and all claims, damages, demands, losses, obligations, judgments and liabilities (including, without limitation, reasonable attorneys’ fees and expenses) in any way arising out of or in connection with this Agreement or the Secured Obligations, except to the extent the same shall arise as a result of the gross negligence or willful misconduct of the party seeking to be indemnified; and

(b) To pay and reimburse Secured Party upon demand for all reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) that Secured Party may incur in connection with (i) the custody, use or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, including the reasonable expenses of re-taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, (ii) the exercise or enforcement of any rights or remedies granted hereunder, under the Credit Agreement, or under any of the other Credit Documents or otherwise available to it (whether at law, in equity or otherwise), or (iii) the failure by Pledgor to perform or observe any of the provisions hereof. The provisions of this Section shall survive the execution and delivery of this Agreement, the repayment of any of the Secured Obligations, the termination of the commitments of Secured Party under the Credit Agreement and the termination of this Agreement or any other Credit Document.

12.	Duties of Secured Party.

The powers conferred on Secured Party hereunder are solely to protect its interests in the Collateral and shall not impose on it any duty to exercise such powers. Except as provided in Section 9-207 of the Code, Secured Party shall have no duty with respect to the Collateral or any responsibility for taking any necessary steps to preserve rights against any Persons with respect to any Collateral.

13.	Choice of Law and Venue; Submission to Jurisdiction; Service of Process.

(a) THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES THEREOF). THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS OR, AT THE SOLE OPTION OF SECURED PARTY, IN ANY OTHER COURT IN WHICH SECURED PARTY SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND

WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.

(b) PLEDGOR HEREBY SUBMITS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

(c) PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT, OR OTHER PROCESS ISSUED IN ANY ACTION OR PROCEEDING AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, OR OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO PLEDGOR AT ITS ADDRESS FOR NOTICES IN ACCORDANCE WITH THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF PLEDGOR’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

(d) NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF SECURED PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY SECURED PARTY OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

14.	Amendments; etc.

No amendment or waiver of any provision of this Agreement nor consent to any departure by Pledgor herefrom shall in any event be effective unless the same shall be in writing and signed by Secured Party, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of Secured Party to exercise, and no delay in exercising any right under this Agreement, any other Credit Document, or otherwise with respect to any of the Secured Obligations, shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement, any other Credit Document, or otherwise with respect to any of the Secured Obligations preclude any other or further exercise thereof or the exercise of any other right. The remedies provided for in this Agreement or otherwise with respect to any of the Secured Obligations are cumulative and not exclusive of any remedies provided by law.

15.	Notices.

Unless otherwise specifically provided herein, all notices shall be in writing addressed to the respective party as set forth below: and may be personally served, faxed, telecopied or sent by overnight courier service or United States mail:

If to Pledgor:	297 Billerica Road
Chelmsford, MA 01824
Fax No.:
Attn: Mark Julien, Chief Financial Officer

with a copy to:	WilmerHale
60 State Street
Boston, MA 02109
Fax No.: (617) 526-5000
Attn: John Sigel, Esq.

If to Secured Party:	161 Worcester Rd.
Suite 204
Framingham, MA 01701
Fax No.:
Attn: Ann Meade, Vice President

Any notice given pursuant to this section shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. at the place of receipt or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, two (2) days after delivery to such courier properly addressed; or (d) if by United States mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed. Any party hereto may change the address or fax number at which it is to receive notices hereunder by notice to the other party in writing in the foregoing manner.

16.	Continuing Security Interest.

This Agreement shall create a continuing security interest in the Collateral and shall: (a) remain in full force and effect until the payment in full of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement; (b) be binding upon Pledgor and its successors and assigns; and (c) inure to the benefit of Secured Party and its successors, transferees, and assigns. Upon the payment in full of the Secured Obligations, including the cash collateralization, expiration, or cancellation of all Secured Obligations, if any, consisting of letters of credit, and the full and final termination of any commitment to extend any financial accommodations under the Credit Agreement, the security interests granted herein shall automatically terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Secured Party will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination. Such documents shall be prepared by Pledgor and shall be in form and substance reasonably satisfactory to Secured Party.

17.	Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement or be given any substantive effect.

18.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

19.	Counterparts; Telefacsimile Execution.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, or binding effect hereof.

20.	Waiver of Marshaling.

Each of Pledgor and Secured Party acknowledges and agrees that in exercising any rights under or with respect to the Collateral: (a) Secured Party is under no obligation to marshal any Collateral; (b) may, in its absolute discretion, realize upon the Collateral in any order and in any manner it so elects; and (c) may, in its absolute discretion, apply the proceeds of any or all of the Collateral to the Secured Obligations in any order and in any manner it so elects. Pledgor and Secured Party waive any right to require the marshaling of any of the Collateral.

21.	Waiver of Jury Trial.

PLEDGOR AND SECURED PARTY HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PLEDGOR AND SECURED PARTY REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[Signature page to follow.]

IN WITNESS WHEREOF, Pledgor and Secured Party have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first written above.

[Name of Pledgor]

By:
Title:

CITIZENS BANK OF MASSACHUSETTS

By:
Title:

EXHIBIT E(b)

Schedule 1

Pledged Interests

Name of Issuer	Jurisdiction of Organization	Type of Interest	Number of Shares/Units (if applicable)	Certificate Number(s) (if any)	Percentage of Outstanding Interests in Issuer

Exhibit A

Endorsement Certificate

FOR VALUE RECEIVED, the undersigned does hereby sell, assign and transfer unto             , [             (            ) shares of the              Stock [or other securities of]] [a              percent (%) interest in ]              (the “Issuer”) standing in the undersigned’s name on the books of the Issuer represented by Certificate No(s). , and does hereby irrevocably constitute and appoint as the undersigned’s attorney-in-fact to transfer the said stock [or other securities] on the books of the Issuer with full power of substitution in the premises.

Date:

[Name of Pledgor]

By:
Name:
Title: